Exhibit 2.6

CLIFFORD CHANCE LLP

DATED AS OF NOVEMBER 29, 2021

IHS HOLDING LIMITED,

AS THE ISSUER

EACH OF THE GUARANTORS PARTY HERETO

AS GUARANTORS

LUCID TRUSTEE SERVICES LIMITED,

AS TRUSTEE

AND

CITIBANK N.A., LONDON BRANCH,

AS PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

SENIOR NOTES INDENTURE 5.625% SENIOR NOTES DUE 2026 6.250% SENIOR NOTES DUE 2028

EXHIBITS

Exhibit A	FORM OF SENIOR NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit DFORMOF SUPPLEMENTAL SENIOR NOTES INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SENIOR NOTES INDENTURE dated as of November 29, 2021 among IHS HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (the "Issuer"), the Guarantors (as defined), LUCID TRUSTEE SERVICES LIMITED, as trustee, and CITIBANK, N.A., LONDON BRANCH, as paying agent, transfer agent and registrar.

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 5.625% Senior Notes due 2026 (the "2026 Senior Notes") and the 6.250% Senior Notes due 2028 (the "2028 Senior Notes" and, together with the 2026 Notes, the "Senior Notes") and the Holders of any Additional Senior Notes (as defined below):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.Definitions.

"144A Definitive Registered Note" means a Definitive Registered Note resold in reliance on Rule 144A.

"144A Global Note" means a 2026 144A Global Note or a 2028 144A Global Note.

"2026 144A Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with Citibank, N.A., London Branch as Custodian for DTC and registered in the name of Cede & Co. as nominee that will be issued in an initial amount equal to the principal amount of the 2026 Senior Notes sold in reliance on Rule 144A.

"2028 144A Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with Citibank, N.A., London Branch as Custodian for DTC and registered in the name of Cede & Co. as nominee that will be issued in an initial amount equal to the principal amount of the 2028 Senior Notes sold in reliance on Rule 144A.

"2026 Global Note" means a 2026 144A Global Note and a 2026 Regulation S Global Note.

"2028 Global Note" means a 2028 144A Global Note and a 2028 Regulation S Global Note.

"2026 Regulation S Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of Citivic Nominees Limited as nominee for Euroclear and Clearstream that will be issued in an initial amount equal to the principal amount of the 2026 Senior Notes initially resold in reliance on Regulation S.

"2028 Regulation S Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of Citivic Nominees Limited as nominee for Euroclear and Clearstream that will be issued in an initial amount equal to the principal amount of the 2028 Senior Notes initially resold in reliance on Regulation S.

"2026 Senior Notes" means the 5.625% Senior Notes due 2026 issued under this Senior Notes Indenture.

"2028 Senior Notes" means the 6.250% Senior Notes due 2028 issued under this Senior Notes Indenture.

"Acquired Debt" means, with respect to any specified Person:

(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Additional 2026 Senior Notes" means additional 2026 Senior Notes (other than the Initial 2026 Senior Notes) issued under this Senior Notes Indenture in accordance with Section 2.02 hereof, as part of the same series as the Initial Senior Notes.

"Additional 2028 Senior Notes" means additional 2028 Senior Notes (other than the Initial 2028 Senior Notes) issued under this Senior Notes Indenture in accordance with Section 2.02 hereof, as part of the same series as the Initial Senior Notes.

"Additional Senior Notes" means any Additional 2026 Senior Notes and Additional 2028 Senior Notes.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

"Agent" means any Registrar, co-registrar, Transfer Agent, Authenticating Agent, Paying Agent or additional paying agent.

"Applicable Premium" means, with respect to any Senior Note of any series on any redemption date, the greater of:

(1)1.0% of the principal amount of the Senior Note of such series; or

(2)the excess of:

(a)the present value at such redemption date of (x) the redemption price of such Senior Note at November 29, 2023 in the case of the 2026 Notes and November 29, 2024 in the case of the 2028 Notes (such redemption price for each series being set forth in the table appearing in Section 3.07(d) hereof), plus (y) all required interest payments due on such Senior Note through November 29, 2023 in the case of the 2026 Notes and November 29, 2024 in the case of the 2028 Notes (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)the principal amount of such Senior Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer may engage.

For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, the Registrar, any Transfer Agent or any Paying Agent.

"Applicable Procedures" means, with respect to any transfer or exchange of or for Book-Entry Interests in any Global Note, the rules and procedures of the DTC, Euroclear and/or Clearstream that apply to such transfer or exchange.

"Approved Issuer Substitution Jurisdiction" means an Approved Jurisdiction (other than the Federal Republic of Nigeria), provided that such jurisdiction will not cause the New Issuer to have the right to redeem any Senior Notes pursuant to Section 3.08 hereof immediately following the Substitution.

"Approved Jurisdiction" means any state which is a member of the European Union (including the United Kingdom), the Federal Republic of Nigeria, the Cayman Islands, Mauritius, Switzerland, Canada, the United States, any state thereof or the District of Columbia.

"Asset Sale" means:

(1)the sale, lease, conveyance or other disposition of any assets by the Issuer or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2)the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any Subsidiary of the Issuer (in each case, other than directors' qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)any single transaction or series of related transactions that involves assets having a fair market value of less than the greater of $25.0 million and 0.8% of the Total Assets of the Issuer;

(2)a transfer of assets or Equity Interests between or among the Issuer and any Restricted Subsidiary;

(3)an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(4)the sale, lease or other transfer of accounts receivable, inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets disposed of in connection with any decommissioned sites or assets that are no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(5)licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(6)any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)the granting of Liens not prohibited by Section 4.12 hereof;

(8)the sale or other disposition of cash or Cash Equivalents;

(9)a Restricted Payment that does not violate Section 4.07 hereof, a Permitted Investment or any transaction specifically excluded from the definition of Restricted Payment or, solely for purposes of Section 4.10(b) hereof, asset sales, the proceeds of which are used to make such Restricted Payments (in accordance with Section 4.07 hereof) or Permitted Investments;

(10)the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)the foreclosure, condemnation or any similar action (including as a result of a seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority) with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12)the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person) related to such assets; and

(13)sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business.

"Bankruptcy Law" means (1) Title 11 of the U.S. Code or (2) any other law of the United States (or any political subdivision thereof), the Federal Republic of Nigeria (or any political subdivision thereof), the Netherlands (or any political subdivision thereof), or the laws of any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors as may be amended from time to time.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the U.S. Exchange Act), (i) such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time; and (ii) such "person" will not be deemed to have beneficial ownership of the securities of any other person solely because each such person is party to the shareholders agreement relating to the Capital Stock of the Issuer or any Parent Holdco to the extent the terms of such agreement as it exists on the Issue Date convey beneficial ownership. The terms "Beneficially Owns," "Beneficially Owned" and "Beneficial Ownership" have corresponding meanings.

"Board of Directors" means:

(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)with respect to a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board;

(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)with respect to any other Person, the board or committee of such Person serving a similar function.

"Book-Entry Interest" means a beneficial interest in a Global Note held by or through a Participant.

“Bridge Facility” means that bridge facility agreement, dated August 10, 2021, by and among the Issuer, the original lenders named therein and the facility agent, including any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

"Business Day" means a day (other than a Saturday, Sunday or other day) on which banking institutions in London, New York, Lagos, the jurisdiction of incorporation of the Issuer or a place of payment under this Senior Notes Indenture are authorized or required by law to open.

"Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS. The amount of Indebtedness will be, at the time any determination is to be made, the amount of such obligation required to be capitalized on a balance sheet (excluding any notes thereto) prepared in accordance with IFRS, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

"Capital Stock" means:

(1)in the case of a corporation, corporate stock;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited), shares or membership interests; and

(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Equivalents" means:

(1)direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union (including the United Kingdom), the Federal Republic of Nigeria, the United States of America or any state thereof, Switzerland or the government of the jurisdiction of organization of any Restricted Subsidiary (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union (including the United Kingdom), the Federal Republic of Nigeria, the United States of America or Switzerland or the government of the jurisdiction of organization of any Restricted Subsidiary, as the case may be, and which are not callable or redeemable at the issuer’s option;

(2)overnight bank deposits, time deposit accounts, certificates of deposit, banker's acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company, or a local branch or Subsidiary of a bank or trust company, which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union (including the United Kingdom), the Federal Republic of Nigeria, or of the United States of America or any state thereof, Switzerland or the government of the jurisdiction of organization of any Restricted Subsidiary or any commercial banking institution that is a member of the U.S. Federal Reserve System, in each case, either (a) having combined capital and surplus and undivided profits of not less than $250.0 million (or the foreign currency equivalent thereof as of the date of such investment), whose long term, unsecured, unsubordinated and unguaranteed debt has a rating, at the time any investment is made therein, of at least "BBB" or the equivalent thereof from S&P and at least "Ba3" or the equivalent thereof from Moody's or the equivalent rating category of another internationally recognized rating agency; (b) which has its primary registration in a jurisdiction in which the Issuer or a Restricted Subsidiary conducts its business or is organized and which would rank, in terms of combined capital and surplus and undivided profits or the ratings on its long term debt, among the top ten such banks registered in such jurisdiction or (c) which is a lender under any Credit Facility to which the Issuer or any Guarantor is a party;

(3)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition;

(5)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and

(6) other instruments customarily utilized for high quality investments that can be readily monetized without material risk of loss in the good faith judgment of a responsible financial or accounting officer of the Issuer or any of its Restricted Subsidiaries.

"Change of Control" means the occurrence of any of the following:

(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any Person (including any "person" (as that term is used in Section 13(d)(3) of the U.S. Exchange Act)) other than one or more Permitted Holders (other than any such sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer to an Affiliate of the Issuer for the purpose of reincorporating the Issuer in another jurisdiction; provided that such transaction complies with Article 5 hereof);

(2)the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any "person" (as defined above)), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided that any Voting Stock of which any Permitted Holder is the "beneficial owner" (other than deemed beneficial ownership derived from membership in a "group") shall not be included in any Voting Stock of which any such person or group is the "beneficial owner" (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock, provided that, in the case of the preceding clauses (1) and (3), a Change of Control shall not be deemed to have occurred if such Change of Control is also a Specified Change of Control Event.

"Clearstream" means Clearstream Banking, SA.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Common Depositary" means a depositary common to Euroclear and Clearstream, being initially Citibank Europe plc, until a successor replaces it and thereafter means the successor serving hereunder.

"Consolidated EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1)provision for current and deferred taxes based on income or profits of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(2)without double counting, the Consolidated Interest Expense of such Person and its Subsidiaries which are Restricted Subsidiaries for such period and Receivables Fees; plus

(3)depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash charges and expenses (including without limitation write downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Issuer and its Restricted Subsidiaries for such period) of the Issuer and its Restricted Subsidiaries (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) for such period; plus

(4)any expenses, charges or other costs related to the issuance of any Capital Stock, any Permitted Investment, acquisition, disposition, recapitalization, listing or the incurrence of Indebtedness permitted to be incurred under Section 4.09 hereof (including refinancing thereof) whether or not successful, including (a) such fees, expenses or charges related to any incurrence of Indebtedness issuance and (b) any amendment or other modification of any incurrence; plus

(5)any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of the Issuer and its Restricted Subsidiaries; plus

(6)the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to any Parent Holdco of the Issuer to the extent permitted by Section 4.11 hereof; plus

(7)the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period or any prior period; plus

(8)any impairment of property, plant and equipment and prepaid land rent, or withholding tax receivable; plus

(9)the unwinding of discount on decommissioning liability; plus

(10)loss on revaluation of derivative financial instruments; plus

(11)any foreign currency translation gains (including gains related to currency re-measurements of Indebtedness) of the Issuer and its Restricted Subsidiaries; minus

(12)any extraordinary, exceptional or unusual gain; minus

(13)non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with IFRS.

"Consolidated Interest Expense" means, for any period (in each case, determined on the basis of IFRS), the consolidated net interest income/expense of the Issuer and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(1)interest expense attributable to Capital Lease Obligations;

(2)amortization of debt discount, debt issuance cost and premium;

(3)non-cash interest expense;

(4)commissions, discounts and other fees and charges owed with respect to financings not included in clause (2) above;

(5)costs associated with Hedging Obligations;

(6)dividends on other distributions in respect of all Disqualified Stock of the Issuer and all preferred stock of any Restricted Subsidiary, to the extent held by Persons other than the Issuer or a Subsidiary of the Issuer;

(7)any consolidated interest expense that was capitalized during such period; and

(8)interest actually paid by the Issuer or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person.

Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Debt and (ii) any commissions, discounts, yield and other fees and charges related to a Qualified Receivables Financing.

"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:

(1)the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(2)solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(v)(C)(1) hereof, any net income of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Senior Notes or this Senior Notes Indenture or that are not prohibited under Section 4.08 hereof, (c) contractual restrictions in effect on the Issue Date with respect to the Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole, are not materially less favorable to the holders of the Senior Notes than such restrictions in effect on the Issue Date or (d) restrictions pursuant to applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor or the Issuer), to the limitation contained in this clause);

(3)any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Issuer) will be excluded;

(4)any one time non-cash charges or any amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of, or merger or consolidation with, another Person or business or resulting from any reorganization or restructuring involving the Issuer or its Subsidiaries will be excluded;

(5)the cumulative effect of a change in accounting principles will be excluded;

(6)any extraordinary, exceptional or nonrecurring gains or losses or any charges in respect of any restructuring, redundancy or severance (in each case, as determined in good faith by the Issuer) will be excluded;

(7)any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(8)any non-cash compensation charge or expenses arising from any grant of stock, stock options or other equity-based awards will be excluded;

(9)any goodwill or other intangible asset impairment charges will be excluded;

(10)all deferred financing costs written off and premium paid in connection with any early extinguishment of Indebtedness and any net gain or loss from any write-off or forgiveness of Indebtedness will be excluded;

(11)the impact of any accrued interest (including accreting or pay-in-kind interest) on any Subordinated Shareholder Debt will be excluded; and

(12)the net gain or loss from the receipt of any insurance proceeds shall be excluded.

"Consolidated Net Leverage" means, as of any date of determination, the sum, expressed in US dollars, of the aggregate outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis (excluding Hedging Obligations except to the extent provided in Sections 4.09(e) and 4.09(f) hereof), less cash and Cash Equivalents of such specified person on that date of determination. The US dollar equivalent of the principal amount of Indebtedness denominated in a different currency shall be calculated based on the applicable provisions of Section 4.09 hereof.

"Consolidated Net Leverage Ratio" means, as of any date of determination, with respect to any specified Person, the ratio of (a) Consolidated Net Leverage on such date to (b) the product of (i) the Consolidated EBITDA of the Issuer for the most recently ended four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or other transaction for which the Consolidated Net Leverage Ratio is being calculated is completed provided, however, that, solely for the purpose of calculating the Consolidated Net Leverage Ratio for the incurrence of Indebtedness pursuant to Section 4.09 hereof, the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (i) any Indebtedness incurred on the date on which the event for which the calculation of the Consolidated Net Leverage Ratio is made (the "Calculation Date") pursuant to the provisions described in Section 4.09(b) hereof, (other than Section 4.09(b)(xiv) hereof, the incurrence of which is itself subject to the Consolidated Net Leverage Ratio) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in Section 4.09(b) hereof (other than Section 4.09(b)(xiv) hereof).

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1)acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four consecutive fiscal quarter reference period or subsequent to such reference period and on or prior to the relevant Calculation Date, or that are to be made on the relevant Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer and may include anticipated cost synergies and expense and cost reductions) as if they had occurred on the first day of the four consecutive fiscal quarter reference period;

(2)if since the beginning of such four consecutive fiscal quarter reference period the Issuer or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a "Sale") or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes "discontinued operations" in accordance with IFRS, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(3)any Person that is a Restricted Subsidiary on the relevant Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four consecutive fiscal quarter period; and

(4)any Person that is not a Restricted Subsidiary on the relevant Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four consecutive fiscal quarter period.

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:

(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)to advance or supply funds:

(a)for the purchase or payment of any such primary obligation; or

(b)to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"continuing" means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

"Credit Facility" means, one or more debt facilities, instruments or arrangements incurred (including the Revolving Credit Facility and the Senior Credit Facilities) or commercial paper facilities and overdraft facilities or indentures or trust deeds or note purchase agreements, in each case, with banks, other institutions, funds or investors, providing for revolving credit loans, term loans, performance guarantees, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bonds, notes debentures or other corporate debt instruments or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the Revolving Credit Facility and the Senior Credit Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facilities" shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

"Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

"Custodian" means Citibank, N.A., London Branch and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provisions of this Senior Notes Indenture.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Definitive Registered 2026 Note" means a certificated 2026 Senior Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto and bearing the Private Placement Legend, except that such Senior Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

"Definitive Registered 2028 Note" means a certificated 2028 Senior Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto and bearing the Private Placement Legend, except that such Senior Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

"Definitive Registered Note" means the Definitive Registered 2026 Note or the Definitive Registered 2028 Note.

"Depositary" means, with respect to the Senior Notes issuable or issued in whole or in part in global form, DTC or Euroclear and Clearstream, in each case, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Senior Notes Indenture.

"Designated Non-Cash Consideration" means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as "Designated Non-Cash Consideration" pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

"Designated Preference Shares" means, with respect to the Issuer or any Parent Holdco of the Issuer, preferred stock (other than Disqualified Stock) (1) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and (2) that is designated as "Designated Preference Shares" pursuant to an Officer's Certificate of the Issuer at or prior to the issuance thereof, the net proceeds of which are excluded from the calculation set forth in Section 4.07(a)(v)(C)(2) hereof.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the date that the Senior Notes mature or (2) provides for, either mandatorily or at the option of the holder of the Capital Stock, the payment of dividends or distributions (other than in the form of Equity Interests that are not Disqualified Stock). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Senior Notes Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined as set forth herein.

"DTC" means The Depository Trust Company, a New York corporation, or any successor.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means a public offering or a private placement of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Issuer or a Parent Holdco of the Issuer pursuant to which the net cash proceeds are contributed to the Issuer in the form of a subscription for, or a capital contribution in respect of, Capital Stock (other than Disqualified Stock) of the Issuer or as Subordinated Shareholder Debt of the Issuer.

"Euroclear" means Euroclear Bank, SA/NV, or any successor securities clearing agency.

"European Union" means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

"Exchange" means The International Stock Exchange.

"Excluded Contributions" means the net cash proceeds, property or assets received by the Issuer after the Issue Date (other than any such cash proceeds, property or assets that are Excluded Amounts or Parent Debt Contributions) from:

(1)contributions to its Equity Interests; and

(2)the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Issuer,

in each case designated as "Excluded Contributions" pursuant to an Officer's Certificate (which shall be designated no later than the date on which such Excluded Contribution has been received by the Issuer), the net cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(v)(C)(2) hereof.

"Existing 2027 Note Guarantees" means the note guarantees executed in connection with the Existing 2027 Notes.

"Existing 2027 Notes" means the $940 million aggregate principal amount of 8.000% Senior Notes due 2027 issued by IHS Netherlands Holdco B.V.

"Existing 2027 Notes Indenture" means the indenture dated September 18, 2019, pursuant to which the Existing 2027 Notes were issued.

"Existing 2027 Notes Issue Date" means September 18, 2019.

"fair market value" wherever such term is used in this Senior Notes Indenture (except as otherwise specifically provided in this Senior Notes Indenture), is as determined in good faith by the Issuer's Chief Executive Officer, Chief Financial Officer or a responsible accounting or financial officer of the Issuer.

"Fitch" means Fitch Ratings Inc.

"Global Note Legend" means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Senior Notes Indenture.

"Global Notes" means, individually and collectively, each of the 2026 144A Global Note, 2028 144A Global Note, 2026 Regulation S Global Note and the 2028 Regulation S Global Note, substantially in the form of Exhibit A hereto, bearing the Private Placement Legend and the Global Note Legend, issued in accordance with Sections 2.01, 2.06(b), 2.06(d) and 2.06(e).

"Government Securities" means direct non-callable and non-redeemable obligations of, or obligations guaranteed by the United States government, and the payment for which the United States government pledges its full faith and credit.

"guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

"Guarantors" means the Initial Guarantors and any other Person that executes a supplemental indenture in accordance with the provisions of this Senior Notes Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Senior Notes Indenture.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)interest rate swap agreements, (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

"Holder" means a Person in whose name a Senior Note is registered.

"IFRS" means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Issuer or its Restricted Subsidiaries comply as in effect on the Issue Date or, with respect to the covenant described under the heading "Reports," as in effect from time to time. Except as otherwise set forth in this Senior Notes Indenture, all ratios, calculations and determinations based on IFRS contained in this Senior Notes Indenture shall be computed in accordance with IFRS as in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to establish that IFRS shall mean the IFRS as in effect on or prior to the date of such election (the "Elected IFRS Date"); provided that any such election, once made, shall be irrevocable.

“IHS Netherlands Group Restricted Subsidiaries” means Restricted Subsidiaries that are also Subsidiaries of IHS Netherlands on the Issue Date, or as may be so designated by the Issuer after the Issue Date from time to time.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1)in respect of borrowed money;

(2)evidenced by bonds, debentures, notes, loan stock, commercial paper, acceptance credits, letters of credit, bills or promissory notes drawn, accepted, endorsed or issued by such Person (but not Trade Instruments);

(3)representing the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business within 365 days of the date they are incurred);

(4)representing non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letters of credit or similar instrument incurred and payable in the ordinary course of business within 365 days of the date they were incurred);

(5)representing Capital Lease Obligations;

(6)representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(7)representing any Hedging Obligations in respect of interest rate or currency hedging; and

(8)the principal component of all obligations, or liquidation preferences, with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with IFRS. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The term "Indebtedness" shall not include:

(1)Subordinated Shareholder Debt;

(2)Contingent Obligations in the ordinary course of business;

(3)in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(4)purchase price hold-backs in respect of a portion of the purchase price of an asset to satisfy warranty claims or other unperforming obligations of the seller;

(5)obligations under or in respect of a Qualified Receivables Financing to the extent such obligations are non-recourse to the Issuer or any Restricted Subsidiary to the extent provided in the definitions relating thereto; or

(6)for the avoidance of doubt, any contingent obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Initial Guarantors” means IHS Netherlands Holdco B.V., IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V., IHS Nigeria Limited, IHS Towers NG Limited, INT Towers Limited and Nigeria Tower Interco B.V., and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Senior Notes Indenture.

"Indirect Participant" means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

"Initial 2026 Senior Notes" means the first $500 million aggregate principal amount of 2026 Senior Notes issued under this Senior Notes Indenture on the date hereof.

"Initial 2028 Senior Notes" means the first $500 million aggregate principal amount of 2028 Senior Notes issued under this Senior Notes Indenture on the date hereof.

"Initial Senior Notes" means Initial 2026 Senior Notes and the Initial 2028 Senior Notes.

"Investment Grade Status" shall occur when the Senior Notes are rated "Baa3" or better by Moody's and "BBB-" or better by S&P and "BBB-" or better by Fitch (or, if either such entity ceases to rate the Senior Notes, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the U.S. Exchange Act selected by the Issuer as a replacement agency).

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet (excluding the footnotes) prepared in accordance with IFRS. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Senior Notes Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

"Issue Date" means November 29, 2021.

"Issuer" means IHS Holding Limited until a successor or substitute replaces it in accordance with the provisions of this Senior Notes Indenture, after which "Issuer" shall mean such successor.

"Land Lease" means any lease which would be treated as a "lease liability" in accordance with IFRS relating to the lease of land.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

"Management Advances" means loans or advances not exceeding the greater of $20.0 million and 0.5% of Total Assets in aggregate outstanding amount, and in each case made to, or guarantees with respect to loans or advances made to, directors, officers or employees of the Issuer or any Restricted Subsidiary: (1) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business; (2) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or (3) in the ordinary course of business.

"Management Fees" means customary fees and related expenses for the performance of transaction, management, consulting, financial or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by any Permitted Holder or any of its Affiliates for the Issuer or any Restricted Subsidiary, which payments in respect of this clause have been approved by a majority of the disinterested members of the Board of Directors of the Issuer, or, if there are not sufficient disinterested members of the Board of Directors of the Issuer to form a majority, by a majority of the Board of Directors.

"Market Capitalization" means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the Issuer on the date of the declaration of the relevant dividend multiplied by (2) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

"Moody's" means Moody's Investors Service, Inc.

"Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents substantially concurrently received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, (3) all distributions and other payments required to be made to minority interest holders (other than the Issuer or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale, (4) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS, and (5) all payments made on any Indebtedness incurred pursuant to clause (iv) of the definition of Permitted Debt secured by any assets subject to such Asset Sale, as required in accordance with the terms of any Lien upon such assets, or which by applicable law is required be repaid out of the proceeds from such Asset Sale.

“Non-IHS Netherlands Group Lease Obligations” means any leases of the Issuer or any Restricted Subsidiary that is not an IHS Netherlands Group Restricted Subsidiary that would not have constituted a Capital Lease Obligation prior to the adoption of IFRS 16 (Leases).

"Non-Recourse Debt" means Indebtedness as to which neither the Issuer nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise.

"Note Guarantee" means the guarantee by each Guarantor of the Issuer's obligations under this Senior Notes Indenture and the Senior Notes, executed pursuant to the provisions of this Senior Notes Indenture.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Offering Memorandum" means the offering memorandum dated November 18, 2021, relating to the offering of the Initial Senior Notes.

"Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, director, manager or a responsible accounting or financial officer of such Person, or any other individual designated as an "Officer" for the purposes of the Senior Notes Indenture by the Board of Directors of such Person.

"Officer's Certificate" means a certificate signed by an Officer.

"Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03 hereof. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Parent Debt Contribution” means a contribution to the Issuer or any of its Restricted Subsidiaries in the form of equity, funding the issuance or sale of Capital Stock of the Issuer or as Subordinated Shareholder Debt or otherwise on lent as a proceeds loan, bonds or other debt financing instrument to the Issuer or any of its Restricted Subsidiaries and which meets the conditions of Section 4.07(b)(xvii) under which dividends or other distributions may be paid.

"Parent Holdco" means any Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Stock and/or Capital Stock of another Person, either directly or through one or more Subsidiaries.

"Pari Passu Indebtedness" means (1) with respect to the Issuer, any Indebtedness that ranks pari passu in right of payment to the Senior Notes and (2) with respect to a Guarantor, any Indebtedness that ranks pari passu in right of payment to the Note Guarantee of such Guarantor (including without limitation, the Existing 2027 Notes Guarantees, the guarantees executed in connection with the Revolving Credit Facility and the Senior Credit Facilities and the Bridge Facility).

"Participant" means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively.

"Permitted Business" means (1) any businesses activities engaged in by the Issuer or any of its Subsidiaries on the Issue Date and (2) any businesses, services and activities engaged in by the Issuer or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

"Permitted Holders" means (1) any Successor Parent of the Issuer and (2) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Issuer or any Parent Holdco, acting in such capacity. Any person or group whose acquisition of beneficial ownership constitutes (1) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Senior Notes Indenture or (2) a Change of Control which is also a Specified Change of Control Event, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means:

(1)any Investment in the Issuer or in a Restricted Subsidiary;

(2)any Investment in cash and Cash Equivalents;

(3)any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)such Person becomes a Restricted Subsidiary; or

(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Subordinated Shareholder Debt;

(6)any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes or foreclosure of Liens;

(7)Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(8)Investments represented by Hedging Obligations, which obligations are permitted by Section 4.09(b)(ix) hereof;

(9)Investments in the Senior Notes and any other Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness constituting Subordinated Obligations);

(10)any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof;

(11)guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of the business of the Issuer and its Restricted Subsidiaries, including obligations under licenses, concessions or operating leases related to the ordinary course of the business of the Issuer and its Restricted Subsidiaries;

(12)any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date by the Issuer or any Restricted Subsidiary of the Issuer and any Investment consisting of an extension, modification or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Senior Notes Indenture;

(13)Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)Management Advances;

(15)any Investment to the extent made using as consideration Capital Stock of the Issuer (other than Disqualified Stock), Subordinated Shareholder Debt or Capital Stock of any Parent Holdco; and

(16)other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of (a) $250.0 million and (b) 5.0% of the Total Assets of the Issuer at any time outstanding; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07 hereof, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of "Permitted Investments" and not this clause.

"Permitted Liens" means:

(1)Liens in favor of the Issuer or any Restricted Subsidiary;

(2)Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary; provided that such Liens do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary;

(3)Liens to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord's liens), performance bonds, surety and appeal bonds or other obligations of a like nature incurred (including Liens to secure letters of credit issued to assure payment of such obligations) or Liens in connection with bids, tenders, contracts or leases to secure licenses, public or statutory obligations, in each case, incurred in the ordinary course of business;

(4)Liens to secure Indebtedness permitted by Section 4.09(b)(iv) hereof covering only the assets acquired with or financed by such Indebtedness;

(5)Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by Section 4.09(b)(ix) hereof;

(6)Liens existing on the Issue Date after giving effect to the offering of the Senior Notes and the application of proceeds therefrom as described in this Offering Memorandum under the heading "Use of Proceeds";

(7)Liens for taxes, assessments or governmental charges or claims that (a) are not yet due and payable or (b) are being contested in good faith;

(8)any Liens imposed by the operation of law in the ordinary course of business (including any netting or set-off as a result of a fiscal unity (fiscale eenheid) for Dutch corporate tax or value added tax purposes or of any other jurisdiction having similar effect);

(9)survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with

Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)Liens created for the benefit of (or to secure) the Senior Notes (or the Note Guarantees);

(11)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(12)Liens to secure any Permitted Refinancing Indebtedness (excluding Liens to secure Permitted Refinancing Indebtedness initially secured pursuant to clause (32) of this definition) permitted to be incurred under this Senior Notes Indenture; provided, however, that:

(a)the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b)the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)Liens arising in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(15)filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under other applicable laws) in connection with operating leases in the ordinary course of business;

(16)bankers' Liens, rights of setoff or similar rights and remedies as to deposit accounts, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18)Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)leases (including operating leases), licenses, subleases and sublicenses of assets in the ordinary course of business;

(20)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(21)(a) mortgages, liens, security interests, pledges, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary (including any rental deposits) and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(22)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(23)(a) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities; or (b) Liens in connection with specified bank accounts (and cash therein) in connection with the incurrence and repayment of Indebtedness under any daylight facilities permitted to be incurred under Section 4.09 hereof;

(24)Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(25)pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Issuer or any Restricted Subsidiary's business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(26)Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Issuer or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15% of the net proceeds of such disposal;

(27)limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(28)Liens created on any asset of the Issuer or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Issuer or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(29)Liens (a) on escrowed proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or (b) on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in the case of each of clause (a) and (b), to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(30)Liens on Receivables Assets incurred in connection with a Qualified Receivables Financing or Liens securing Indebtedness or other obligations of a Receivables Subsidiary;

(31)(a) Liens on property or assets of a Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor or (b) any Liens, to the extent such Liens are securing Priority Debt and are not on property, assets or Capital Stock of an IHS Netherlands Group Restricted Subsidiary;

(32)any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of such letters of credit or bank guarantees to the extent that the Indebtedness to which such letters of credit or bank guarantees relate is permitted or not prohibited to be incurred under this Senior Notes Indenture; and

(33)Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary securing Indebtedness of the Issuer and its Restricted Subsidiaries that does not exceed the greater of $100.0 million and 2.0% of the Total Assets of the Issuer at any one time outstanding.

"Permitted Parent Payments" means, without duplication as to amounts, payments to any Parent Holdco of the Issuer to permit such entity to pay:

(1)customary indemnification obligations of any Parent Holdco owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(2)obligations of any Parent Holdco in respect of directors' fees, remuneration and expenses (including director and officer insurance (including premiums therefore)) to the extent relating to the Issuer and its Subsidiaries;

(3)professional fees and expenses of any Parent Holdco related to the ownership of the Capital Stock of the Issuer and, indirectly through the Issuer, its Subsidiaries (including, without limitation, accounting, legal, audit corporate reporting, and administrative expenses and other reasonable and normal course expenses required to maintain such Parent Holdco's corporate existence or its holding of the Capital Stock of the Issuer); and

(4)expenses incurred by any Parent Holdco in connection with any public offering or other sale of Capital Stock or Indebtedness, whether consummated or not, (a) where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Subsidiary of the Issuer; or (b) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; and

(5)any Related Taxes.

"Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Senior Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually subordinated in right of payment to the Senior Notes or a Note Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Senior Notes or such Note Guarantee, as the case may be, on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4)if the Issuer or any Guarantor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Issuer or a Guarantor.

Permitted Refinancing Indebtedness in respect of any Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Indebtedness.

"Permitted Reorganization" means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Issuer or any Restricted Subsidiary that is made on a solvent basis; provided that (1) any payments, business, property or assets distributed in connection with such Reorganization remain within the Issuer and the Restricted Subsidiaries; and (2) if any Note Guarantees are released in connection with such Reorganization in accordance with the Note Guarantee release provisions of this Senior Notes Indenture, Note Guarantees must be provided promptly following the completion of such Reorganization such that the Note Guarantees in place following the Reorganization are not materially worse for the holders of the Senior Notes than the pre-existing Note Guarantees (in the good faith judgment of the Issuer).

Promptly upon consummation of a Permitted Reorganization, the Issuer will file with the Trustee a copy of the resolution of the Board of Directors of the Issuer or the applicable Restricted Subsidiary authorizing such Permitted Reorganization and deliver an Officer's Certificate certifying that such Permitted Reorganization complied or will comply with the terms of this Senior Notes Indenture and did not result or will not result in a Default or Event of Default. The Trustee at the direction and request of the Issuer shall take any action necessary to effect any releases of Note Guarantees (as well as any subsequent giving of Note Guarantees) requested by the Issuer in connection with a Permitted Reorganization.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Priority Debt” means Indebtedness permitted to be incurred pursuant to the provisions of sub-paragraph (y) of the last paragraph of Section 4.09(b) or would not otherwise cause the Priority Debt Cap to be exceeded, assuming that such Indebtedness were so incurred.

“Priority Debt Cap” means the greater of $1,890 million and 200% of Consolidated EBITDA.

"Private Placement Legend" means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Senior Notes issued under this Senior Notes Indenture except where otherwise permitted by the provisions of this Senior Notes Indenture.

"Public Debt" means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the U.S. Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A under the U.S. Securities Act or Regulation S under the U.S. Securities Act, whether or not it includes registration rights entitling the holders of such securities to registration thereof with the SEC for public resale.

"QIB" means a "qualified institutional buyer" as defined in Rule 144A.

"Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) an Officer or the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by an Officer or the Board of Directors of the Issuer), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under Credit Facilities or Indebtedness in respect of the Senior Notes shall not be deemed a Qualified Receivables Financing.

"Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other

Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of IFRS.

"Receivables Assets" means any assets that are or will be the subject of a Qualified Receivables Financing.

"Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

"Receivables Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), or (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

"Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Receivables Subsidiary" means a Wholly-Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(1)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by the Issuer or any other Restricted Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (B) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Issuer or any other Restricted Subsidiary of the Issuer, (C) is recourse to or obligates the Issuer or any other Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (D) subjects any property or asset of the Issuer or any other Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2)with which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(3)to which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

"Recognized Stock Exchange" means any nationally recognized stock exchange in the United States or any member of the European Union (including, for the avoidance of doubt, the United Kingdom) or Switzerland.

"Regulation S" means Regulation S promulgated under the U.S. Securities Act.

"Regulation S Definitive Registered Note" means a Definitive Registered Note resold in reliance on Regulation S.

"Regulation S Global Note" means a 2026 Regulation S Global Note or a 2028 Regulation S Global Note.

"Related Taxes" means:

(1)any Taxes required to be paid (provided that such Taxes are in fact paid) by any Parent Holdco by virtue of its:

(a)being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries);

(b)issuing or holding Subordinated Shareholder Debt; or

(c)being a holding company, directly or indirectly, of the Issuer or any of the Issuer’s Subsidiaries; and

(2)if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Parent Holdco, any consolidated or combined Taxes measured by income for which such Parent Holdco is liable up to an amount not to exceed the lesser of the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on

(i) a separate company basis or (ii) on a consolidated basis if the Issuer and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries; provided that distributions shall be permitted in respect of the income of an Unrestricted Subsidiary only to the extent such Unrestricted Subsidiary distributed cash for such purpose to the Issuer or its Restricted Subsidiaries.

"Responsible Officer" when used with respect to the Trustee, means any officer or assistant officer of the Trustee (or any successor of the Trustee) including any director, associate director, assistant secretary or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

"Replacement Assets" means (1) properties and assets that replace the properties and assets that were the subject of an Asset Sale or (2) properties and assets received in exchange (directly or indirectly through equity interests or similar participations) for the properties and assets that are the subject of the Asset Sale and that, in each case, will be used in a Permitted Business.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Period" means the 40-day distribution compliance period as defined in Regulation S.

"Restricted Subsidiary" means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the facility made available under that certain senior revolving credit facility agreement, originally dated March 30, 2020 and as amended and restated June 2, 2021, by and among the Issuer, the Initial Guarantors as obligors thereunder, the senior lenders named therein, and the agent, including any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

"Rule 144" means Rule 144 promulgated under the U.S. Securities Act.

"Rule 144A" means Rule 144A promulgated under the U.S. Securities Act.

"Rule 903" means Rule 903 promulgated under the U.S. Securities Act.

"Rule 904" means Rule 904 promulgated under the U.S. Securities Act.

"S&P" means Standard & Poor's Ratings Group.

"SEC" means the U.S. Securities and Exchange Commission.

"Senior Credit Facilities" means that certain credit facility agreement, originally dated on or around September 3, 2019, as amended and restated on September 29, 2021, by and among the Issuer and the Initial Guarantors as obligors thereunder, the senior lenders named therein, and the agent, including any related notes, guarantees, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

"Senior Notes" has the meaning assigned to it in the preamble to this Senior Notes Indenture. Unless the context otherwise requires, all references to the Senior Notes shall include the Initial Senior Notes and any Additional Senior Notes.

"Senior Notes Indenture" means this indenture for the Senior Notes, as amended or supplemented from time to time.

"Senior Notes Initial Purchasers" has the meaning ascribed to such term in the Offering Memorandum.

"Significant Subsidiary" means, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries that are Restricted Subsidiaries (1) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer or (2) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated Total Assets of the Issuer.

"Specified Change of Control Event" means the occurrence of any event that would constitute a Change of Control pursuant to the definition thereof; provided that giving pro forma effect thereto, the Consolidated Net Leverage Ratio would not exceed 4.0 to 1.0. Notwithstanding the foregoing, only one Specified Change of Control Event shall be permitted under this Senior Notes Indenture after the Issue Date.

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subordinated Obligation" means, with respect to any Person, any Indebtedness of the Issuer which is expressly subordinated in right of payment to the Senior Notes pursuant to a written agreement.

"Subordinated Shareholder Debt" means, collectively, any debt provided to the Issuer or a Guarantor by any direct or indirect Parent Holdco of the Issuer or any Permitted Holder, including any Subsidiary or Affiliate of any Parent Holdco that is not a Subsidiary of the Issuer, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1)does not (including upon the occurrence of any event) mature or require any amortization or other payment of principal prior to the maturity of the Senior Notes (other than through conversion or exchange of any such security or instrument for Equity Interests of the Issuer (other than Disqualified Stock) or for any other security or instrument meeting the requirements of the definition);

(2)does not (including upon the occurrence of any event) require the payment of cash interest prior to the maturity of the Senior Notes;

(3)does not (including upon the occurrence of any event) provide for the acceleration of its maturity nor confers on its holders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the maturity of the Senior Notes;

(4)is not secured by a Lien on any assets of the Issuer or a Restricted Subsidiary and is not guaranteed by the Issuer (in respect of Subordinated Shareholder Debt incurred by a Guarantor) or any Subsidiary of the Issuer (in respect of Subordinated Shareholder Debt incurred by the Issuer); and

(5)is contractually subordinated in right of payment to the prior payment in full in cash of all obligations of the Issuer or Guarantor (as applicable) under the Senior Notes and the Note Guarantees pursuant to subordination on insolvency, enforcement limitation, payment blockage, turnover, filing of claims and release of claims provisions, provided, however, that after any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the Issuer or Guarantor, as applicable, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Debt shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Debt.

"Subsidiary" means, with respect to any specified Person:

(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2)any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3)any corporation, company, association, partnership, limited liability company or other business entity which is or is eligible to be consolidated in the financial statements of such Person in accordance with IFRS.

"Successor Parent" means, with respect to any Person, any other Person more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, "beneficially owned" (as defined below) by one or more Persons that "beneficially owned" (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, "beneficially own" has the meaning correlative to the term "beneficial owner," as such term is defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act (as in effect on the Issue Date).

"Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). "Taxes" and "Taxation" shall be construed to have corresponding meanings.

"Tax Sharing Agreement" means any tax sharing or profit and loss pooling or similar agreement with customary or arm's length terms entered into with any Parent Holdco of the Issuer or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Senior Notes Indenture.

"Total Assets" means, with respect to any specified Person as of any date, the total assets of such Person, calculated on a consolidated basis in accordance with IFRS, excluding all intra-group items and investments in any Subsidiaries of such Person of or by such Person or any of its Restricted Subsidiaries.

"Trade Instruments" means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any of the Issuer or its Restricted Subsidiaries arising in the ordinary course of business which, in each case, is not (or will not be) outstanding for a period longer than 9 months from the date such instrument is issued.

"Transactions" means the offering of the Senior Notes and the use of proceeds thereof as described in the Offering Memorandum.

"Treasury Rate" means, as of any redemption date, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available on a day no earlier than two Business Days prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to November 29, 2023 in the case of the 2026 Notes and November 29, 2024 in the case of the 2028 Notes; provided, however, that if the period from the redemption date to November, 2023 in the case of the 2026 Notes and November 29, 2024 in the case of the 2028 Notes is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields to U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to November 29, 2023 in the case of the 2026 Notes and November 29, 2024 in the case of the 2028 Notes is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

"Trustee" means Lucid Trustee Services Limited, until a successor replaces it in accordance with the applicable provisions of this Senior Notes Indenture and thereafter means the successor serving hereunder.

"Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors but only to the extent that such Subsidiary at the time of such designation:

(1)has no Indebtedness other than Non-Recourse Debt;

(2)except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; and

(3)is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

"U.S. Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated pursuant thereto.

"U.S. Securities Act" means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated pursuant thereto.

"U.S. Person" means a U.S. Person as defined in Rule 902(k) promulgated under the U.S. Securities Act.

"Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)the then outstanding principal amounts of such Indebtedness.

"Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Issuer, all of the Capital Stock of which (other than directors' qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Wholly-Owned Subsidiary) is owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.02.Other Definitions.

Term	Defined in Section
"Additional Amounts"	4.18
"Affiliate Transaction"	4.11
"Applicable Law"	7.11
"Asset Sale Offer"	4.10
"Authenticating Agent"	2.02
"Authentication Order"	2.02
"Authority"	7.11
"Authorized Agent"	12.06
"Calculation Date"	1.01
"Change in Tax Law"	3.08
"Change of Control Offer"	4.13
"Change of Control Payment"	4.13
"Change of Control Payment Date"	4.13
"Covenant Defeasance"	8.03
"Event of Default"	6.01
"Excess Proceeds"	4.10
"Excluded Amounts"	4.07
"FATCA Withholding"	7.11
"incur"	4.09
"Increased Amount"	4.12
"Initial Lien"	4.12
"Judgment Currency"	12.13
"Legal Defeasance"	8.02

"Notes Offer"	4.10
"Offer Amount"	3.10
"Offer Period"	3.10
"Party"	7.11
"Paying Agent"	2.03
"Payment Default"	6.01
"Permitted Debt"	4.09
"Permitted Payments"	4.07
"Principal Paying Agent"	2.03
"Purchase Date"	3.10
"Register"	2.03
"Registrar"	2.03
"Restricted Payments"	4.07
"Substitution"	5.03
"Suspension Period"	4.19
"Tax Jurisdiction"	4.18
"Tax Redemption Date"	3.08
"Transaction Commitment Date Election"	4.22
"Transfer Agent"	2.03

Section 1.03.Rules of Construction. Unless the context otherwise requires:

(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c)"or" is not exclusive;

(d)words in the singular include the plural, and in the plural include the singular;

(e)"will" shall be interpreted to express a command;

(f)provisions apply to successive events and transactions;

(g)references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(h)all references to the principal, premium, interest or any other amount payable pursuant to this Senior Notes Indenture shall be deemed also to refer to any Additional Amounts which may be payable hereunder in respect of payments of principal, premium, interest and any other amounts payable pursuant to this Senior Notes Indenture or any undertakings given in addition thereto or in substitution therefor pursuant to this Senior Notes Indenture and express reference to the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express reference is not made; and

(i)unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness.

ARTICLE 2

THE SENIOR NOTES

Section 2.01.Form and Dating. (a) General. The Senior Notes and the Trustee's or Authenticating Agent's certificate of authentication will be substantially in the form of Exhibit A hereto. The Senior Notes may have notations, legends or endorsements required by law, stock exchange rule or usage and as provided herein. The Issuer shall approve the form of the Senior Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Senior Notes will constitute, and are hereby expressly made, a part of this Senior Notes Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Senior Notes Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Senior Note conflicts with the express provisions of this Senior Notes Indenture, the provisions of this Senior Notes Indenture shall govern and be controlling.

(b)Global Notes. Senior Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note will represent such of the outstanding Senior Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Senior Notes represented thereby will be made by the Trustee or the Depositary or the Principal Paying Agent at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)144A Global Notes and Regulation S Global Notes. The 2026 Senior Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a 2026 144A Global Note, which shall be deposited with the Custodian, and registered in the name of Cede & Co., as nominee for DTC, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The aggregate principal amount of a 2026 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

The 2028 Senior Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a 2028 144A Global Note,

which shall be deposited with the Custodian, and registered in the name of Cede & Co., as nominee for DTC, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The aggregate principal amount of a 2028 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

The 2026 Senior Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a 2026 Regulation S Global Note, which shall be deposited with the Common Depositary for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The aggregate principal amount of a 2026 Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

The 2028 Senior Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a 2028 Regulation S Global Note, which shall be deposited with the Common Depositary for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The aggregate principal amount of a 2028 Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(d)Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Senior Notes Indenture.

Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" in the form of Schedule A attached thereto).

(e)Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through DTC, Euroclear or Clearstream.

(f)Denomination. The Senior Notes shall be in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Section 2.02.Execution and Authentication. At least one Officer must sign the Senior Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Senior Note no longer holds that office at the time a Senior Note is authenticated, the Senior Note will nevertheless be valid.

A Senior Note will not be valid until authenticated by the manual or facsimile signature of the authorized signatory of the Trustee or the Authenticating Agent. The signature will be conclusive evidence that the Senior Note has been authenticated under this Senior Notes Indenture. Notwithstanding the foregoing, if any Senior Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Senior Note to the Trustee for cancellation pursuant to Section 2.11 hereof.

The Trustee will, upon receipt of a written order of the Issuer signed by an authorized representative (an "Authentication Order"), authenticate or cause the Authenticating Agent to authenticate the Senior Notes for original issue that may be validly issued under this Senior Notes Indenture, including any Additional Senior Notes. The aggregate principal amount of Senior Notes outstanding at any time may not exceed the aggregate principal amount of Senior Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint one or more authentication agents (each, an "Authenticating Agent") acceptable to the Issuer to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Senior Notes Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with the Issuer  or an Affiliate of the Issuer.

Section 2.03.Paying Agent, Registrars and Transfer Agent. The Issuer will maintain one or more paying agents (each, a "Paying Agent") for the Senior Notes in London. The initial Paying Agent will be Citibank, N.A., London Branch (the "Paying Agent" or "Principal Paying Agent") and Citibank, N.A., London Branch hereby accepts such appointment.

The Issuer will also maintain a transfer agent (the "Transfer Agent"). The Issuer hereby appoints Citibank N.A., London Branch as the initial Registrar and Citibank N.A., London Branch hereby accepts such appointment. The Issuer hereby appoints Citibank, N.A., London Branch in London as the initial Transfer Agent and Citibank, N.A., London Branch hereby accepts such appointment. The Issuer will also maintain a registrar (the "Registrar") with an office in London. The Registrar will maintain a register (the "Register") for the Senior Notes reflecting ownership of the Definitive Registered Notes (as defined herein) outstanding from time to time and will make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuer. Each Transfer Agent shall perform the functions of a transfer agent.

The Registrar will send, on request, a copy of the Register to the Issuer on the Issue Date and after any change to the Register made by the Registrar, with such copy to be held by the Issuer at its registered office.

Upon notice to the Trustee, the Issuer may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the Holders (subject, in the case of a Paying Agent, to the condition described in the first paragraph of this Section 2.03). For so long as the Senior Notes are listed on the Official List of the Exchange and if and to the extent the rules of the International Stock Exchange Authority Limited so require, the Issuer will notify The International Stock Exchange Authority Limited of any change of the Paying Agent, Registrar or Transfer Agent.

Section 2.04.Paying Agent to Hold Money. The Issuer will require each Paying Agent (other than the Trustee in circumstances in which it is required to act as Paying Agent) to agree in writing that each Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium or Additional Amounts, if any, or interest on, the Senior Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. Money held by the Paying Agent will not need to be segregated except as required by law. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent and in no event shall any Paying Agent be liable for interest on any money received by it hereunder. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Trustee may serve as Paying Agent for the Senior Notes. The Issuer shall no later than 10:00 a.m. (London time) on the second Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms via fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. A Paying Agent shall not be obliged to pay the Holders of the Senior Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Money held by the initial Paying Agent (as described in Section 2.03 above) will not be held in trust but will be held by such Paying Agent as banker and such money shall not be held subject to the United Kingdom's Financial Conduct Authority's Client Money Rules.

For the avoidance of doubt, the Paying Agent, the Trustee and any other Agent shall be held harmless and have no liability with respect to the payment or disbursements to be made by the Paying Agent and the Trustee (i) for which payment instructions are not made or received or that are not otherwise deposited by the respective times set forth in this Section 2.04 and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05.Holder Lists. The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, if the Trustee or the Principal Paying Agent is not the Registrar, the Issuer will furnish or cause the Registrar to furnish, to the Trustee and each Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee or the Principal Paying Agent may request in writing, a list of the names and addresses of the Holders of such Definitive Registered Notes in such form and as of such date as the Trustee or the Principal Paying Agent may reasonably require. Neither the Trustee, the Agents nor any of their agents will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.06.Transfer and Exchange. (a) Transfer and Exchange of Global Notes. The Global Notes may not be transferred except as a whole to any Person other than to another Depositary or Common Depositary, another Custodian or nominee of the Depositary or Common Depositary or to a successor clearing agency or its depositary or common depositary or custodian or nominee approved by the Issuer, the Guarantors and the Trustee. All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(i)if DTC (in the case of the 144A Global Note) or Euroclear or Clearstream (in the case of the Regulation S Global Note) notifies the Issuer that it is unwilling or unable to continue to act as a clearing system for such Global Note, or if at any time DTC ceases (in the case of the 144A Global Note) to be a "clearing agency" registered under the U.S. Exchange Act and a successor depositary is not appointed by the Issuer within 120 days of such notice;

(ii)if the Custodian or the Common Depositary, as the case may be, so requests following an Event of Default under this Senior Notes Indenture; or

(iii)if the owner of a Book-Entry Interest requests such exchange in writing delivered through the Custodian or the Common Depositary following a Default or Event of Default under this Senior Notes Indenture.

Upon the occurrence of any of the preceding events in clauses (i) through (ii) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Custodian or Common Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and 2.10 hereof. Every Senior Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Senior Note other than as provided in this (a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in (b) or (c) hereof.

None of the Issuer, the Trustee, the Paying Agent or any of their respective agents will have any responsibility for the performance by Euroclear, Clearstream or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

(b)General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the relevant Depositary, in accordance with the provisions of this Senior Notes Indenture and the Applicable Procedures. Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subparagraph (b)(i) or (b)(ii) below, as applicable, as well as subparagraph (b)(iii) below, if applicable:

(i)Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in the Regulation S Global Notes will be limited to Persons that have accounts with Euroclear or Clearstream or Persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to U.S. Persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to

Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee, Registrar or Transfer Agent to effect the transfers described in this Section 2.06(b)(i).

(ii)All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(i) above only if the Trustee and the Registrar or the relevant Transfer Agent (copied to the Trustee) receives either:

(A)both:

(1)a written order from a Participant or an Indirect Participant given to the Custodian or the Common Depositary, as applicable, in accordance with the Applicable Procedures directing the Custodian or the Common Depositary, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)instructions given by the Custodian or the Common Depositary, as applicable, in accordance with the Applicable Procedures containing information regarding the Participant's account to be credited with such increase; or

(B)both:

(1)a written order from a Participant or an Indirect Participant given to Custodian or the Common Depositary, as applicable, in accordance with the Applicable Procedures directing the Custodian or the Common Depositary, as applicable, to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)instructions given by Custodian or the Common Depositary, as applicable, to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(i) above, the principal amount of such securities and the CUSIP, ISIN, Common Code or other similar number identifying the Senior Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(iii)Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Trustee and the Registrar receives the following:

(A)if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) and/or item (3) thereof.

(c)Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee and the Registrar of the following documentation:

(i)in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either item (1) or item (2) thereof;

(ii)in the case of an exchange by a holder of a Book-Entry Interest in a Global Note of such Book-Entry Interest for a Definitive Registered Note, the Trustee shall have received a certificate from such holder in the form of Exhibit C hereto, including the certifications in items (1) thereof;

(iii)in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b) hereof;

(iv)in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(v)in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(vi)in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Rule 144, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to (g) hereof, and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this (c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the applicable Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Senior Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this (c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d)Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Definitive Registered Note for a Book-Entry Interest in a Global Note or to transfer such

Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the Registrar of the following documentation:

(i)if the Holder of such Definitive Registered Note proposes to exchange such Senior Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(ii)if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iii)if such Definitive Registered Note is being transferred in reliance on Regulation S or Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) or (3) thereof, as applicable; and

(iv)if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else will cancel the Definitive Registered Note, and the Trustee will increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e)Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder's compliance with the provisions of this (e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Senior Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this (e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the Registrar receives the following:

(i)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(ii)if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f)Legends. The following legends will appear on the face of all Senior Notes issued under this Senior Notes Indenture unless specifically stated otherwise in the applicable provisions of this Senior Notes Indenture.

(i)Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Senior Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

"THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S)] [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY)] ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT

REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL” BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE FAILURE TO PROVIDE THE ISSUER, THE TRUSTEE AND ANY PAYING AGENT WITH THE APPLICABLE U.S. FEDERAL INCOME TAX CERTIFICATIONS (GENERALLY, A U.S. INTERNAL REVENUE SERVICE FORM W-9 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE OR AN APPLICABLE U.S. INTERNAL REVENUE SERVICE FORM W-8 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE) MAY RESULT IN U.S. FEDERAL WITHHOLDING FROM PAYMENTS TO THE HOLDER IN RESPECT OF THE NOTES REPRESENTED BY THIS CERTIFICATE”.

(ii)Global Note Legend. Each Global Note will bear a legend in substantially the following form:

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SENIOR NOTES INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE SENIOR NOTES INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE SENIOR NOTES INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE SENIOR NOTES INDENTURE."

(g)Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Senior Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Custodian or the Common Depositary, as applicable, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interests is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interests in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian or the Common Depositary, as applicable, at the direction of the Trustee to reflect such increase.

(h)General Provisions Relating to Transfers and Exchanges.

(i)To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or the Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar's request.

(ii)No service charge will be made by the Issuer or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10 and 4.13 hereof).

(iii)No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Senior Note selected for redemption in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

(iv)All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Senior Notes Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(v)Neither the Registrar nor the Issuer shall be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 days prior to any date fixed for the redemption of such Definitive Registered Notes under Section 3.03 hereof; (B) for a period of 15 days immediately prior to the date fixed for selection of such Definitive Registered Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any interest payment date applicable to such Definitive

Registered Notes; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(vi)The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Senior Note is registered as the absolute owner of such Senior Note for the purpose of receiving payment of principal of, interest and Additional Amounts, if any, on such Senior Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the applicable Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Trustee.

(viii)Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Senior Notes Indenture or under applicable law with respect to any transfer of any Book-Entry Interest in any Global Note or any Definitive Registered Note other than to require delivery of such certificates and other documentation or evidence as is expressly required by, and to do so if and when expressly required by the terms of, this Senior Notes Indenture, and to examine the same to determine substantial compliance as to conformity with the express requirements hereof.

(ix)Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by Euroclear or Clearstream or DTC.

(i)Limitation on Transfers and Exchanges between 2026 Global Notes and 2028 Global Notes. Notwithstanding any provision of this Senior Notes Indenture, (i) no Book-Entry Interest in any 2026 Global Note and no Definitive Registered 2026 Note issued in exchange for a Book-Entry Interest in any 2026 Global Note may be transferred or exchanged for any Book-Entry Interest in any 2028 Global Note or any Definitive Registered 2028 Note issued in exchange for a Book-Entry Interest in any 2028 Global Note, and (ii) no Book-Entry Interest in any 2028 Global Note and no Definitive Registered 2028 Note issued in exchange for a Book-Entry Interest in any 2026 Global Note may be transferred or exchanged for any Book-Entry Interest in any 2026 Global Note or any Definitive Registered 2026 Note issued in exchange for a Book-Entry Interest in any 2026 Global Note.

Section 2.07.Replacement Senior Notes. If any mutilated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Senior Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate or cause the Authenticating Agent to authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee, any Agent or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee, any Agent and the Issuer to protect the Issuer, the Trustee, any Agent from any loss that any of them may suffer if a Senior Note is replaced. The Issuer may charge the Holder for its expenses in replacing a Senior Note, including reasonable fees and expenses of counsel.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Senior Notes Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.Outstanding Senior Notes. The Senior Notes outstanding at any time are all the Senior Notes authenticated by the Trustee or the Authenticating Agent except for those cancelled by it, those delivered to the Paying Agent for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Senior Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Senior Note; however, Senior Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Senior Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Senior Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Senior Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Senior Notes Indenture, then on and after that date such Senior Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09.Treasury Notes. In determining whether the Holders of the required principal amount of Senior Notes have concurred in any direction, waiver or consent, Senior Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Senior Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10.Temporary Notes. Until certificates representing Senior Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate or cause the Authenticating Agent to authenticate temporary Senior Notes. Temporary Notes will be substantially in the form of certificated Senior Notes but may have variations that the Issuer considers appropriate for temporary Senior Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate definitive Senior Notes in exchange for temporary Notes.

Holders of temporary Senior Notes will be entitled to all of the benefits of this Senior Notes Indenture.

Section 2.11.Cancellation. The Issuer at any time may deliver Senior Notes to the Trustee for cancellation. The Registrar, each Paying Agent and any Transfer Agent will forward to the Trustee any Senior Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary of the Issuer) and no one else will cancel all Senior Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Senior Notes (subject to the record retention requirement of the U.S. Exchange Act). Certification of the destruction of all cancelled Notes will be delivered to the Issuer following a written request from the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Exchange (as long as the Senior Notes are admitted to trading on the Exchange and listed on the Official List of the Exchange) on any such cancellation.

Section 2.12.Defaulted Interest. If the Issuer defaults in a payment of interest on the Senior Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Senior Notes and in Section 4.01 hereof. The Issuer will notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to the Holders in accordance with Section 12.01 hereof a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer undertakes to promptly inform the Exchange (as long as the Senior Notes are admitted to trading on the Exchange and listed on the Official List of the Exchange) of any such special record date.

Section 2.13.Computation of Interest. Interest on the 2026 Senior Notes will accrue at the rate of 5.625% per annum and will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the 2028 Senior Notes will accrue at the rate of 6.250% per annum and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.14.Further Issues. (a) From time to time, subject to the Issuer's compliance with Section 4.09 and Section 4.12 hereof, the Issuer will be permitted to issue Additional Senior Notes under this Senior Notes Indenture, which shall have terms substantially identical to the Senior Notes of either series issued on the Issue Date, except in respect of any of the following terms which shall be set forth in an Officer's Certificate supplied to the Trustee:

(i)the title of such Additional Senior Notes;

(ii)the aggregate principal amount of such Additional Senior Notes;

(iii)the date or dates on which such Additional Senior Notes have been issued;

(iv)the rate or rates at which such Additional Senior Notes shall bear interest, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;

(v)the currency or currencies in which such Additional Senior Notes shall be denominated and the currency in which cash or government obligations in connection with such series of Additional Senior Notes may be payable;

(vi)the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Senior Notes may be redeemed, in whole or in part; and

(vii)if other than denominations of $200,000 and in integral multiples of $1,000 in excess thereof, the denominations in which such Additional Senior Notes shall be issued and redeemed

(b)The Additional Senior Notes will constitute a separate series of Senior Notes but will be treated as a single class of securities for all purposes of this Senior Notes Indenture, including, without limitation, with respect to waivers, amendments and all other matters which are not specially distinguished for such series, provided, however, that if any Additional Senior Notes are not fungible with Initial Senior Notes for U.S. federal income tax purposes, such Additional Senior Notes shall have a separate CUSIP number, ISIN or other identifying number from the Initial Senior Notes. Unless the context otherwise requires, for all purposes of this Senior Notes Indenture, references to "Senior Notes" shall be deemed to include references to the Initial Senior Notes as well as any Additional Senior Notes.

Section 2.15.CUSIP, ISIN or Common Code Number. The Issuer in issuing the Senior Notes may use "CUSIP," "ISIN" or "Common Code" numbers and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Senior Notes, and that reliance may be placed only on the other identification numbers printed on the Senior Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee of any change in the CUSIP, ISIN or Common Code number.

Section 2.16.Deposit of Moneys. No later than 10:00 a.m. (London time), on the Business Day prior to each interest payment date and the maturity date of the Senior Notes and on the Business Day immediately following any acceleration of the Senior Notes pursuant to Section 6.02 hereof, the Issuer shall deposit with the Paying Agent, in immediately available funds, money in U.S. dollars sufficient to make cash payments, if any, due on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.16 by the designated Paying Agent, such Paying Agent shall remit such payment in a timely manner to the Holders on such day or date, as the case may be, to the Persons and in the manner set forth in paragraph 2 of the Senior Notes. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

Section 2.17.Agents.

(a)The rights, powers, duties and obligations and actions of each Agent under this Senior Notes Indenture are several and not joint or joint and several.

(b)The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. The Agents need have no concern for the interests of the Holders and except in the case of the Paying Agents as provided above and in Section 2.04 shall act solely as agents of the Issuer.

(c)The Issuer agrees to pay to each Agent such compensation, as the Issuer and such Agent shall from time to time agree in writing for all services rendered by such Agent hereunder.

(d)The Agents hold all funds as banker subject to the terms of this Senior Notes Indenture and, as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(e)Any obligation the Agents may have to publish a notice to Holders on behalf of the Issuer will have been met upon delivery of the notice to DTC, Euroclear and/or Clearstream, as applicable.

(f)In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Senior Notes Indenture by written request promptly upon receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 2.17(f), then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(g)The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Senior Notes Indenture and no other acts, covenants, obligations or duties shall (including without limitation duties or obligations of a fiduciary or equitable nature) be implied or read into this Senior Notes Indenture against any of the Agents.

(h)No Agent shall be required to make any payment under this Senior Notes Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Senior Notes Indenture. To the extent that an Agent has made a payment for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(i)The Issuer agrees to pay any and all stamp, registration and other documentary taxes, duties, assessments or government charges (including any interest and penalties thereon or in connection therewith) payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Agents.

(j)The Agent shall not be responsible to anyone with respect to the legality of this Agreement or the validity or legality of the Notes.

(k)Notwithstanding any other provision of this Senior Notes Indenture, the Agent shall be entitled to take any action or to refuse to take any action which the Agent regards as necessary for the Agent to comply with any Applicable Law, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

(l)The Agents shall not be liable for any loss caused by events beyond their reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or events of force majeure.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01.Notices to Trustee. If the Issuer elects to redeem Senior Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee in accordance with Section 12.01 hereof, at least 10 days but not more than 60 days before a redemption date (and, in any case, concurrently with any notice given to Holders pursuant to Section 3.03 hereof), an Officer's Certificate setting forth:

(a)the clause of this Senior Notes Indenture pursuant to which the redemption shall occur;

(b)the redemption date and the record date;

(c)the principal amount of Senior Notes to be redeemed;

(d)the redemption price; and

(e)the CUSIP, ISIN or Common Code numbers of the Senior Notes, as applicable.

Section 3.02.Selection of Senior Notes to Be Redeemed or Purchased. If less than all of the Senior Notes of any series are to be redeemed or purchased in an offer to purchase at any time, the Trustee (or the Registrar, as applicable) will select Senior Notes for redemption or purchase on a pro rata basis in accordance with the procedures of DTC, Clearstream or Euroclear (as applicable) (or, in the case of Senior Notes issued in global form pursuant to Article 2 hereof, based on a method that most nearly approximates a pro rata basis (for Senior Notes held in DTC, on a pro rata pass-through distribution of principal basis in accordance with their procedures)), unless otherwise required by law or applicable stock exchange or depositary requirements. Neither the Trustee nor the Registrar shall be liable for any selections made by it in accordance with this Section 3.02.

The Trustee will promptly notify the Issuer in writing of the Senior Notes selected for redemption or purchase and, in the case of any Senior Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Senior Notes and portions of Senior Notes selected will be in amounts of $200,000 or in integral multiples of $1,000 in excess thereof; except that if all of the Senior Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Senior Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Senior Notes Indenture that apply to Senior Notes called for redemption or purchase also apply to portions of Senior Notes called for redemption or purchase.

Section 3.03.Notice of Redemption. (a) Subject to the provisions of Section 3.10 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder of the relevant series whose Senior Notes are to be redeemed at its registered address (with a copy to the Trustee, Paying Agent and Registrar), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the relevant series of Senior Notes or the satisfaction and discharge of this Senior Notes Indenture pursuant to Articles 8 or 11 hereof. For Senior Notes which are represented by Global Notes, notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream of any series, as applicable, for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Senior Notes of such series are listed on the Official List of the Exchange and the rules of The International Stock Exchange Authority Limited so require, the Issuer will forthwith notify The International Stock Exchange Authority Limited of any such redemption and the principal amount of any Senior Notes of the relevant series outstanding following any partial redemption of such Senior Notes.

(b)The notice will identify the Senior Notes to be redeemed and corresponding CUSIP, ISIN or Common Code numbers, as applicable, and will state:

(i)the redemption date and the record date;

(ii)the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii)if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and that, after the redemption date upon surrender of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(iv)if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Senior Note to be redeemed, and that, after the redemption date, upon surrender of such Senior Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note;

(v)the name and address of the Paying Agent(s) to which the Senior Notes are to be surrendered for redemption;

(vi)that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(vii)that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the redemption date;

(viii)the paragraph of the Senior Notes and/or Section of this Senior Notes Indenture pursuant to which the Senior Notes called for redemption are being redeemed; and

(ix)that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code numbers, if any, listed in such notice or printed on the Senior Notes.

(c)At the Issuer's written request, the Trustee will give the notice of redemption in the Issuer's name and at its expense; provided, however, that the Issuer will have delivered to the Trustee, at least five days (or such shorter period as agreed by the Trustee) prior to the date on which the notice of redemption is published or mailed to Holders, as the case may be, an Officer's Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in (b) hereof.

Section 3.04.Effect of Notice of Redemption. Any redemption or notice of redemption may, at the Issuer's discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Issuer's discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (provided, however, that, in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. The Issuer shall send a supplemental notice to the clearing system confirming the satisfaction of the conditions precedent to any conditional redemption. In addition, such notice of redemption may be extended if such conditions precedent have not been satisfied or waived by the Issuer by notice to the Holders of the applicable series of Senior Notes and the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer's obligations with respect to such redemption may be performed by another Person. Notice of any satisfaction and discharge under the Senior Notes Indenture may be subject to a notice period of more than 60 days, at the Issuer's discretion.

Section 3.05.Deposit of Redemption or Purchase Price. (a) No later than 10:00 a.m. (London time) one Business Day prior to the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money in U.S. dollars sufficient to pay the redemption or purchase price of, and accrued interest and Additional Amounts (if any) on, all Senior Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent, as applicable, by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on, all Senior Notes to be purchased or redeemed. The Issuer shall, no later than 10:00 a.m. (London time) on the second Business Day prior to the date on which the applicable Paying Agent receives payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the relevant Paying Agent that an irrevocable instruction has been given. The Paying Agent and the Trustee, as applicable, shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and/or Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 3.05, and (ii) shall not be obligated to make payment until they have confirmed receipt of funds sufficient to make the relevant payment.

(b)If the Issuer complies with the provisions of Section 3.05(a) hereof, on and after the redemption or purchase date, interest will cease to accrue on the Senior Notes or the portions of Senior Notes called for redemption or purchase. If a Senior Note is redeemed or purchased on or after a record date for the payment of interest but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Senior Note was registered at the close of business on such record date. If any Senior Note called for redemption is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a) hereof, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Senior Notes and in Section 4.01 hereof.

Section 3.06.Notes Redeemed or Purchased in Part. Upon surrender of a Definitive Registered Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for (and in the name of) the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Senior Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of $200,000 and integral multiples of $1,000 in excess thereof.

Section 3.07.Optional Redemption. (a) At any time prior to November 29, 2023, in the case of the 2026 Senior Notes, and November 29, 2024, in the case of the 2028 Senior Notes, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Senior Notes of the applicable series issued under this Senior Notes Indenture, upon not less than 10 nor more than 60 days' prior written notice to the Holders, at a redemption price equal to 105.625%, in the case of the 2026 Senior Notes, and 106.250% in the case of the 2028 Senior Notes, of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders of the Senior Notes of the applicable series on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of any Equity Offering of the Issuer or any Parent Holdco of the Issuer to the extent the proceeds from such Equity Offering are contributed to the Issuer's common equity capital or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer or as Subordinated Shareholder Debt (in each case, excluding proceeds from any Parent Debt Contribution); provided that:

(i)at least 50% of the aggregate principal amount of the Senior Notes of the series being redeemed originally issued under this Senior Notes Indenture (excluding Senior Notes of such series held by the Issuer and its Subsidiaries and their respective Affiliates) remain outstanding immediately after the occurrence of such redemption; and

(ii)the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)At any time prior to November 29, 2023, in the case of the 2026 Senior Notes, and November 29, 2024, in the case of the 2028 Senior Notes, the Issuer may on any one or more occasions redeem all or a part of the Senior Notes of the applicable series upon not less than 10 nor more than 60 days' prior written notice to the Holders, at a redemption price equal to 100.000% of the principal amount of the Senior Notes of such series redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of Holders of the Senior Notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

(c)Except pursuant to Sections 3.07(a) and 3.07(b) hereof and except pursuant to Section 3.08 and Section 4.13(a) hereof, the 2026 Senior Notes will not be redeemable at the Issuer's option prior to November 29, 2023 and the 2028 Senior Notes will not be redeemable at the Issuer's option prior to November 29, 2024.

(d)On or after November 29, 2023, in the case of the 2026 Senior Notes, and November 29, 2024, in the case of the 2028 Senior Notes, the Issuer may on any one or more occasions redeem all or a part of the Senior Notes of the applicable series upon not less than 10 nor more than 60 days' prior written notice to the Holders, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the Senior Notes of such series redeemed, to the applicable date of redemption, if redeemed on or after the dates indicated below, subject to the rights of Holders of Senior Notes of such series on the relevant record date to receive interest on the relevant interest payment date:

2026 Senior Notes:

Date	Redemption Price
November 29, 2023	102.81250%
November 29, 2024	101.40625%
November 29, 2025 and thereafter	100%

2028 Senior Notes:

Date	Redemption Price
November 29, 2024	103.1250%
November 29, 2025	101.5625%
November 29, 2026 and thereafter	100%

(e)Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the applicable series of Senior Notes or portions thereof called for redemption on the applicable redemption date.

(f)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(g)If requested in writing by the Issuer, which request may be included in the applicable notice of redemption or pursuant to the applicable Officer's Certificate, the Trustee or the Paying Agent (or such other entity directed, designated or appointed (as agent) by the Trustee, for this purpose) shall distribute any amounts deposited to the Holders prior to the applicable redemption date, provided, however that the Holders and the Paying Agent shall have received at least five Business Days' notice  (or such shorter period as the Paying Agent may agree) from the Issuer of such earlier repayment (which may be included in the notice of redemption). For the avoidance of doubt, the distribution and payment to Holders prior to the applicable redemption date as set forth above will not include any negative interest, present value adjustment, break costs or any other premium on such amounts. To the extent that either series of Senior Notes are represented by Global Notes deposited with a common depositary for a clearing system, any payment to the beneficial holders holding Book-Entry Interests as participants of such clearing system will be subject to the then applicable procedures of such clearing system.

Section 3.08.Redemption for Changes in Taxes. (a) The Issuer may redeem the Senior Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days' prior written notice of the redemption (which date shall be no earlier than 60 days prior to the next date on which any amount would be payable in respect of the Notes) to the Holders (with a copy to the Trustee and the Paying Agent) (which notice will be irrevocable and given in accordance with the procedures described in Section 3.03 and Section 12.01 hereof), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to (but excluding) the date fixed by the Issuer for redemption (a "Tax Redemption Date") and all Additional Amounts (if any) due on the Tax Redemption Date as a result of the redemption or otherwise in accordance with Section 4.18 hereof, (and subject to the right of Holders on the Tax Redemption Date to receive accrued and unpaid interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof and (in respect of the payment of any Additional Amounts) insofar only as the obligation to pay Additional Amounts applies also at the time such notice is given), if on the next date on which any amount would be payable in respect of the Senior Notes, the Issuer or a Guarantor is or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(i)any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which amendment or change becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction with respect to the Issuer or such Guarantor, as applicable, on a date after the Issue Date, such later date); or

(ii)any amendment to, or change in, an official position, or the introduction of an official position, regarding the interpretation, administration or application of such laws, regulations or rulings (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or a change in published tax authority practice or other administrative practice) which amendment, change or introduction becomes effective on or after the Issue Date

(or, if the applicable Tax Jurisdiction became a Tax Jurisdiction with respect to the Issuer or such Guarantor, as applicable, after the Issue Date, such later date)

(each of the foregoing clauses (i) and (ii), a "Change in Tax Law").

(b)Prior to the publication or, where relevant, mailing of any notice of redemption of the Senior Notes pursuant to this Senior Notes Indenture, the Issuer will deliver to the Trustee (i) an Officer's Certificate stating that obligation to pay such Additional Amounts cannot be avoided by the Issuer (or the relevant Guarantor, as applicable) taking reasonable measures available to it; and (ii) a written opinion of independent tax counsel to the Issuer of recognized standing in the relevant Tax Jurisdiction and reasonably satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Issuer (or the relevant Guarantor, as applicable) has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

(c)The Trustee will accept and shall be entitled to rely on such Officer's Certificate and Opinion of Counsel without further inquiry, investigation, independent verification or liability as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

Section 3.09.Mandatory Redemption; Open Market Purchases. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Senior Notes. The Issuer and its Affiliates may at any time and from time to time purchase Senior Notes in the open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or any such Affiliates may determine.

Section 3.10.Offer to Purchase by Application of Excess Proceeds. (a) In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an Asset Sale Offer or to commence a Notes Offer, it will follow the procedures specified in this Section 3.10.

(b)Each Asset Sale Offer will be made to all Holders and, to the extent the Issuer elects to do so, to holders of other Indebtedness that is Pari Passu Indebtedness to purchase, prepay or redeem with the proceeds of sales of assets. In addition, each Notes Offer will be made to all Holders. Each Asset Sale Offer and Notes Offer will remain open for such period as is required by applicable law (the "Offer Period"). No later than three Business Days after the termination of the Offer Period (the "Purchase Date"), the Issuer will apply all Excess Proceeds, in the case of an Asset Sale Offer, or Net Proceeds, in the case of a Notes Offer (the "Offer Amount"), to the purchase of the Senior Notes and, if applicable, such other Pari Passu Indebtedness (on a pro rata basis based on the principal amount of Senior Notes and such other Pari Passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Senior Notes and, if applicable, such other Indebtedness tendered in response to the Asset Sale Offer or Notes Offer, as the case may be. Payment for any Senior Notes so purchased will be made in the same manner as interest payments are made.

(c)If the Purchase Date is on or after a record date for the payment of interest and on or before the related payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Notes Offer, as the case may be.

(d)Upon the commencement of an Asset Sale Offer or Notes Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Notes Offer, as the case may be. The notice, which will govern the terms of the Asset Sale Offer or Notes Offer (as applicable), will state:

(i)that the Asset Sale Offer or Notes Offer (as applicable) is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer or Notes Offer (as applicable) will remain open;

(ii)the Offer Amount, the purchase price and the Purchase Date;

(iii)that any Senior Note not tendered or accepted for payment will continue to accrue interest;

(iv)that, unless the Issuer defaults in making such payment, any Senior Note accepted for payment pursuant to the Asset Sale Offer or Notes Offer (as applicable) will cease to accrue interest after the Purchase Date;

(v)that Holders electing to have a Senior Note purchased pursuant to an Asset Sale Offer or Notes Offer (as applicable) may elect to have Senior Notes purchased in denominations of $1,000, or integral multiples thereof; provided that Senior Notes of $200,000 or less may only be purchased in whole and not in part;

(vi)that Holders electing to have a Senior Note purchased pursuant to any Asset Sale Offer or Notes Offer (as applicable) will be required to surrender the Senior Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Note completed, or transfer by book-entry transfer through the facilities of the Depositary, to the account of the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Note purchased;

(viii)that, if the aggregate principal amount of Senior Notes and, if applicable, other Pari Passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Senior Notes and other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Senior Notes and such other Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Senior Notes in denominations of $1,000, or integral multiples thereof, will be purchased;

provided that Senior Notes of $200,000 or less may only be purchased in whole and not in part; and

(ix)that Holders whose Definitive Registered Notes were purchased only in part will be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered (or transferred by book-entry transfer).

(e)On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Senior Notes or portions thereof tendered pursuant to the Asset Sale Offer or Notes Offer (as applicable), or if less than the Offer Amount has been tendered, all Senior Notes tendered, and will deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officer's Certificate stating that such Senior Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. The Issuer, the relevant Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder in the manner specified in the Senior Notes an amount equal to the purchase price of the Senior Notes tendered by such Holder and accepted by the Issuer for purchase. In connection with any purchase of Global Notes pursuant hereto, the Trustee will endorse such Global Notes to reflect the decrease in principal amount of such Global Note resulting from such purchase. In connection with any partial purchase of Definitive Registered Notes, the Issuer will promptly issue a new Definitive Registered Note, and the Trustee, upon written request from the Issuer, will procure the authentication of and mail or deliver such new Definitive Registered Note to the tendering Holder, in a principal amount equal to any unpurchased portion of the Definitive Registered Note surrendered. Any Senior Note tendered but not accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce and inform The International Stock Exchange Authority Limited (for as long as the Senior Notes (if any) are admitted to trading on the Exchange and listed on the Official List of the Exchange) of the results of the Asset Sale Offer or Notes Offer (as applicable) on the Purchase Date.

(f)Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof (it being understood that any purchase pursuant to this Section 3.10 shall not be subject to conditions precedent).

Section 3.11.Optional Redemption upon Completion of Certain Tender Offers. In connection with any tender offer for any series of Senior Notes (including, without limitation, any Change of Control Offer and any Asset Sale Offer), if Holders of Senior Notes of not less than 90% in aggregate principal amount of the applicable outstanding Notes validly tender and do not withdraw such Senior Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Senior Notes validly tendered and not withdrawn by such Holders, all of the holders of the applicable series of Senior Notes will be deemed to have consented to such tender or other offer and, accordingly, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days' prior notice, given not more than 30 days following such tender offer expiration date, to redeem the applicable series of Senior Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price (excluding any early tender fee) offered to each other Holder of Senior Notes in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, such redemption date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes of the relevant series have validly tendered and not validly withdrawn their Notes in a tender offer, Notes owned by the Issuer or its Affiliates or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

ARTICLE 4

COVENANTS

Section 4.01.Payment of Senior Notes. The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes on the dates and in the manner provided in the Senior Notes and this Senior Notes Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary of the Issuer, holds as of 10:00 a.m. London Time one Business Day prior to the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.16 hereof.

Principal of, interest, premium and Additional Amounts, if any, on the Senior Notes will be payable at the corporate trust office or agency of the Principal Paying Agent maintained in London, for such purposes. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with instructions given by that Holder.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of any Paying Agent in any location required to be maintained for such purposes pursuant to Section 2.03 hereof. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the Senior Notes to the extent lawful. The Issuer will pay interest (including post- petition interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02.Maintenance of Office or Agency. The Issuer will maintain the offices and agencies specified in Section 2.03 and Section 12.06 hereof. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the trust office of the Trustee (the address of which is specified in Section 12.01 hereof).

The Issuer may also from time to time designate one or more other offices or agencies where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the City of London. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the trust office of the Trustee (the address of which is specified in Section 12.01 hereof) as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03.Reports. (a) For so long as any Senior Notes are outstanding, the Issuer will furnish to the Trustee the following reports:

(i)within 120 days after the end of the Issuer’s fiscal year beginning with the fiscal year ending December 31, 2021, annual reports containing the following information: (a) audited consolidated balance sheet of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement and balance sheet information of the Issuer (which need not comply with Article 11 of Regulation S-X under the U.S. Exchange Act), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (ii) or (iii) below (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case, the Issuer will provide, in the case of a material acquisition, acquired company financial statements)); (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, a discussion of financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of the business, management and shareholders of the Issuer, material affiliate transactions and material debt instruments; and (e) material risk factors and material recent developments;

(ii)within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Issuer beginning with the quarter ending March 31, 2022, quarterly reports containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the Issuer, together with condensed footnote disclosure; (b) pro forma income statement and balance sheet information of the Issuer (which need not comply with Article 11 of Regulation S-X under the U.S. Exchange Act), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter to which such quarterly report relates (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case, the Issuer will provide, in the case of a material acquisition, acquired company financial statements); (c) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition and results of operations of the Issuer, and any material change between the current quarterly period and the corresponding period of the prior year; (d) material recent developments; and

(iii)promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and the Restricted Subsidiaries, taken as a whole, or any changes of the Chief Executive Officer or Chief Financial Officer at the Issuer or change in auditors of the Issuer or any other material event that the Issuer or any of its Restricted Subsidiaries announces publicly, information describing such event.

(b)In addition, if the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by Sections 4.03(a)(i) and 4.03(a)(ii) hereof will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c)All financial statements will be prepared in accordance with IFRS. Except as provided for above, no report need include separate financial statements for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(d)In addition, for so long as Senior Notes of a series remain outstanding, the Issuer has agreed that it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(e)Substantially concurrently with the issuance to the Trustee of the reports specified in Sections 4.03(a)(i), 4.03(a)(ii) and 4.03(a)(iii) hereof, the Issuer shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Issuer and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports to holders (as determined by the Issuer in good faith) or (b) to the extent the Issuer determines in good faith that it cannot make such reports available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the holders and, upon their request, prospective purchasers of the Senior Notes. For the avoidance of doubt, there shall be no requirement to issue the information specified in Section 4.03(a)(iii) hereof to the Trustee if it shall already have been made publicly available under Section 4.03(e)(a)(i) hereof, unless the Trustee so requests.

(f)For so long as either: (i) the Issuer is subject to the reporting requirements of Section 13(a) or 15(d) of the US Exchange Act and continues to file the reports required by Section 13(a) or 15(d) of the US Exchange Act with the SEC; or (ii) the Issuer chooses to provide reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Issuer) the reporting requirements of Section 13(a) or 15(d) of the US Exchange Act (other than the provision of certifications, exhibits or information as to internal controls and procedures) and, in the case of this Section 4.03(f)(ii), makes such reports available to Holders on its website or otherwise provides substantially comparable availability of such reports to Holders (as determined by the Issuer in good faith), the Issuer will be deemed to have complied with the provisions contained in this Section 4.03.

(g)The Issuer may satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to any Parent Holdco; provided the same is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to such Parent Holdco and its Subsidiaries, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries, on the other hand.

(h)Delivery of information, documents and reports to the Trustee pursuant to this Section 4.03 is for informational purposes only. The Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein, including the Issuer’s compliance with any of its covenants under the Senior Notes Indenture or related documents herein.

Section 4.04.Compliance Certificate. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Senior Notes Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Issuer is not in default in the performance or observance of any of the terms, provisions and conditions of this Senior Notes Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)So long as any of the Senior Notes are outstanding, the Issuer will deliver to the Trustee, as soon as reasonably practicable after (but not later than thirty days) upon any Officer becoming aware of any Default or Event of Default, an Officer's Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05.Taxes. The Issuer will pay, and the Issuer will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Senior Notes.

Section 4.06.Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Senior Notes Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.Restricted Payments. (a) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any other payment or distribution on account of the Issuer’s Equity Interests or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries' Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock or Designated Preference Shares of the Issuer)) other than dividends or distributions payable to the Issuer or a Restricted Subsidiary;

(ii)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any Parent Holdco of the Issuer;

(iii)make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition;

(iv)make any payment (except through capitalization) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Debt; or

(v)make any Restricted Investment,

(all such payments and other actions set forth in the Sections 4.07(a)(i) through (v) above being collectively referred to as "Restricted Payments"), unless, at the time of any such Restricted Payment:

(A)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a) hereof; and

(C)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by Section 4.07(b) hereof other than Sections 4.07(b)(i), (xvi), (xviii) and (xx) hereof), is less than the sum, without duplication, of:

(1)50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing immediately prior to the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Excluded Contributions and Designated Preference Shares) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Equity Interests of the Issuer (other than Equity Interests (or Disqualified Stock, Designated Preference Shares or debt securities) sold to a Subsidiary of the Issuer) or from the issuance or sale of Subordinated Shareholder Debt (other than an issuance or sale to a Subsidiary of the Issuer), other than any Parent Debt Contributions; plus

(3)to the extent that any Restricted Investment that was made after the Issue Date is (a) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the fair market value of the property and marketable securities or other property received by the Issuer or any Restricted Subsidiary, or (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the fair market value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(4)to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the fair market value of the property received by the Issuer or Restricted Subsidiary or the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets, to the extent such investments reduced the Restricted Payments capacity under this clause (C) and were not previously repaid or otherwise reduced; plus

(5)100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period; plus

(6)upon the full and unconditional release of a Restricted Investment that is a guarantee made by the Issuer or one of its Restricted Subsidiaries to any Person, an amount equal to the amount of such guarantee, provided, however, that notwithstanding the foregoing, any amounts (such amounts, the "Excluded Amounts") that would otherwise be included in the calculation of the amount available for Restricted Payments pursuant to Section 4.07(a)(v)(C) hereof will be excluded to the extent (1) such amounts result from the receipt of net cash proceeds or property or marketable securities received in contemplation of, or in connection with, an event that would otherwise constitute a Change of Control pursuant to the definition thereof, (2) the purpose of, or the effect of, the receipt of such net cash proceeds or property or assets or marketable securities was to reduce the Consolidated Net Leverage Ratio so that there would be an occurrence of a Specified Change of Control Event that would not have been achieved without the receipt of such net cash proceeds or property or assets or marketable securities and (3) no Change of Control Offer is made in connection with such Change of Control in accordance with the requirements of this Senior Notes Indenture.

(b)The preceding provisions will not prohibit any of the following (collectively, "Permitted Payments"):

(i)the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Senior Notes Indenture;

(ii)the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock, Parent Debt Contributions, Excluded Amounts or Designated Preference Shares), Subordinated Shareholder Debt or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(v)(C)(2) hereof and will not be considered to be net cash proceeds from an Equity Offering for the purposes of Section 3.07 hereof;

(iii)the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made in exchange for, or out of the proceeds of a substantially concurrent sale or issuance of, Permitted Refinancing Indebtedness;

(iv)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations:

(A)(i) from Net Proceeds to the extent permitted under Section 4.10 hereof, but only if the Issuer shall have first complied with the terms of such covenant described under Section 4.10 and purchased all Senior Notes tendered pursuant to any offer to repurchase all the Senior Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Obligations and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations plus accrued and unpaid interest and any premium payable thereon;

(B)to the extent required by the agreement governing such Subordinated Obligations, following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only (i) if the Issuer shall have first complied with the terms described under Section 4.13 hereof and purchased all Senior Notes tendered pursuant to the offer to repurchase all the Senior Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Obligations and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium payable thereon; or

(C)(i) consisting of Acquired Debt (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations plus accrued and unpaid interest and any premium required by the terms of any Acquired Debt;

(v)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million per calendar year (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds (excluding proceeds from any Parent Debt Contributions) from the sale of Equity Interests of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Issuer, any of its Restricted Subsidiaries or any Parent Holdco of the Issuer to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(a)(v)(C)(2) hereof or this Section 4.07(b)(v) and are not Excluded Contributions or Excluded Amounts;

(vi)the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vii)the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 4.09 hereof;

(viii)(a) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person and (b) payments made or expected to be made by the Issuer or any Restricted Subsidiary pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase Capital Stock granted to any future, present or former employee, director, officer, contractor or consultant of the Issuer or any Restricted Subsidiary pursuant to any employee benefit plans or arrangements, including for the purpose of satisfying any Taxes (including estimated Taxes) due as a result of the exercise of any such option;

(ix)advances or loans to (a) any future, present or former officer, director, employee or consultant of the Issuer or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock or Designated Preference Shares), or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (b) any management equity plan, employee benefit trust or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock or Designated Preference Shares); provided that the total aggregate amount of Restricted Payments made under this Section 4.07(b)(ix) does not exceed $20.0 million at any time outstanding;

(x)payments or distributions to dissenting shareholders pursuant to applicable law in connection with or contemplation of a merger, amalgamation, consolidation or transfer of assets that complies with the provisions of the Senior Notes relating to mergers, amalgamations, consolidations or transfers of substantially all of a Guarantor's assets;

(xi)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Issuer or any Restricted Subsidiary) then entitled to participate in such dividends on a pro rata basis or otherwise in compliance with the terms of the instruments governing such Equity Interests;

(xii)dividends, loans, advances or distributions (including any repayment of any Subordinated Shareholder Debt) to any Parent Holdco or other payments by the Issuer or any Restricted Subsidiary in an amount equal to (without duplication) (A) the amounts required to make Permitted Parent Payments; or (B) amounts constituting or to be used for purposes of making payments (i) as disclosed in the Offering Memorandum under the heading "Use of Proceeds" on or after the Issue Date; or (ii) to the extent specified in Sections 4.11(b)(i), (iv), (v) and (x) hereof;

(xiii)Restricted Payments that are made with Excluded Contributions;

(xiv)so long as no Default or Event of Default has occurred and is continuing, the payment of Management Fees;

(xv)the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Issuer issued after the Issue Date; provided, however, that, the amount of all dividends declared or paid pursuant to this Section 4.07(b)(xv) shall not exceed the net proceeds received by the Issuer or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock, a Parent Debt Contribution, Excluded Amounts or an Excluded Contribution) of the Issuer or contributed as Subordinated

Shareholder Debt to the Issuer, as applicable, from the issuance or sale of such Designated Preference Shares;

(xvi)so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), any Restricted Payment; provided that the Consolidated Net Leverage Ratio on a pro forma basis after giving effect to any such dividend, distribution, advance, loan or other payment and any Indebtedness incurred in connection therewith does not exceed 3.5 to 1.0;

(xvii)dividends or other distributions in amounts required and used by a Parent Holdco of the Issuer to make a substantially concurrent payment of interest on Indebtedness, the proceeds of which have been contributed as a Parent Debt Contribution to the Issuer or any of its Restricted Subsidiaries, and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries incurred in accordance with Section 4.09 hereof; provided that any amounts payable (A) as interest on any proceeds loan or other Indebtedness of the Issuer or any Restricted Subsidiary pursuant to which the Parent Debt Contribution was made, or (B) on any guarantee or other obligation of the Issuer or any Restricted Subsidiary on such Indebtedness will, in each case, reduce the amount available for making restricted payments under this Section 4.07(b)(xvii);

(xviii)so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the declaration and payment by the Issuer of, or loans, advances, dividends or distributions to any Parent Holdco to pay, dividends on the common stock or common equity interests of the Issuer or any Parent Holdco following any Equity Offering of such common stock or common equity interests following the Existing 2027 Notes Issue Date, in an amount not to exceed in any fiscal year the greater of (a) 6% of the Net Cash Proceeds received by the Issuer from such Equity Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution or Excluded Amounts or a Parent Debt Contribution) of the Issuer and (b) following the Equity Offering, an amount equal to 6% of the Market Capitalization; provided that in the case of this clause (b) after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio shall be equal to or less than 4.0 to 1.0;

(xix)payment of Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing; and

(xx)so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of $350.0 million and 6.0% of the Total Assets of the Issuer.

(c)The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Issuer acting in good faith.

(d)For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the foregoing Sections 4.07(b)(i) through (xx), or is permitted pursuant to Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of "Permitted Investment," the Issuer will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as an Investment pursuant to one of more clauses contained in the definition of Permitted Investment.

Section 4.08.Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)pay dividends or make any other distributions on its Capital Stock to the Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(ii)make loans or advances to the Issuer or any Restricted Subsidiary; or

(iii)sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b)However, Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i)any encumbrance or restriction pursuant to (A) any Credit Facility (including the Revolving Credit Facility and the Senior Credit Facilities), (B) this Senior Notes Indenture, the Senior Notes, the Note Guarantees, the Existing 2027 Notes, the Existing 2027 Notes Indenture and the Existing 2027 Note Guarantees or (C) any other agreement or instrument, in each case in effect at or entered into on or as of the Issue Date;

(ii)agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein (A) are not materially less favorable to the holders of the Senior Notes than is customary in comparable financings (as determined in good faith by the Issuer); (B) are customary in comparable financings; or (C) would not, in the good faith determination of the Issuer, materially impair the ability of the Issuer to make payments on the Senior Notes;

(iii)applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(iv)any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Senior Notes Indenture to be incurred;

(v)purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(iii) hereof;

(vi)any encumbrance or restriction: (A) entered into in the ordinary course of business that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract; (B) contained in mortgages, pledges or other security agreements permitted under this Senior Notes Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Senior Notes Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements; or (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(vii)any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(viii)Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined in good faith by the Issuer would not in the good faith determination of the Issuer, materially impair the ability of the Issuer to make payments on the Senior Notes;

(ix)Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with an Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(xi)restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xii)restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of an Officer or the Board of Directors of the Issuer, are necessary or advisable to effect such Qualified Receivables Financing;

(xiii)any encumbrance or restriction pursuant to or ancillary to Hedging Obligations; or

(xiv)any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing Sections 4.08(b)(i) through 4.08(b)(xiii), or in this Section 4.08(b)(xiv); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced or would not in the good faith determination of the Issuer, materially impair the ability of the Issuer to make payments on the Senior Notes.

Section 4.09.Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may incur Indebtedness or issue preferred stock, if on the date on which such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, the Issuer’s Consolidated Net Leverage Ratio would not exceed 4.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued on such date.

(b)Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(i)the incurrence of Indebtedness under the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $1,000.0 million, plus in the case of any refinancing of any Indebtedness permitted under this Section 4.09(b)(i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)Indebtedness outstanding on the Issue Date after giving pro forma effect to the Transactions and the use of the net proceeds thereof (other than Indebtedness described in Sections 4.09(b)(i) and (iii) hereof);

(iii)the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Senior Notes (other than Additional Senior Notes) and the related Note

Guarantees (including any future Note Guarantees) and the Existing 2027 Notes and the Existing 2027 Note Guarantees and, without limitation, any intercompany Indebtedness entered into (between or among the Issuer and its Restricted Subsidiaries) using the proceeds thereof;

(iv)the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness representing (x) Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Issuer or any of its Restricted Subsidiaries, not to exceed the greater of $150.0 million or 3.0% of the Total Assets of the Issuer at any time outstanding or (y) any Non-IHS Netherlands Group Lease Obligations;

(v)the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) incurred under Sections 4.09(a), 4.09(b)(ii), 4.09(b)(iii), 4.09(b)(v) or 4.09(b)(xiv) hereof;

(vi)the incurrence by the Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among the Issuer or any Restricted Subsidiary; provided that:

(A)if the Issuer or any Guarantor is the obligor on such Indebtedness and the obligee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Issuer and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Senior Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(vi);

(vii)the incurrence by the Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among the Issuer or any Restricted Subsidiary; provided that the Indebtedness arises under guarantees entered into pursuant to section 2:403 of the Dutch Civil Code in respect of a Restricted Subsidiary incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(viii)the issuance by any Restricted Subsidiary to the Issuer or to any of its Restricted Subsidiaries of preferred stock; provided that:

(A)any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary; and

(B)any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(vii)(viii) ;

(ix)the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations not for speculative purposes (as determined in good faith by the Issuer or such Restricted Subsidiary, as the case may be);

(x)the guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Senior Notes or a Note Guarantee, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xi)the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, captive insurance companies, bankers' acceptances, performance and surety bonds in the ordinary course of business;

(xii)the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 Business Days;

(xiii)Indebtedness represented by guarantees of any Management Advances;

(xiv)Indebtedness of (A) any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any Restricted Subsidiary (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or otherwise in connection with, or in contemplation of, such acquisition) or (B) the Issuer or any Restricted Subsidiary incurred in relation to any such acquisition, merger, consolidation, amalgamation or combination; provided, however, with respect to this Section 4.09(b)(xiv), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was incurred or deemed to be incurred (x) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof after giving effect to the incurrence of such Indebtedness pursuant to this Section 4.09(b)(xiv) calculated on a pro forma basis or (y) the Consolidated Net Leverage Ratio would be equal or less than the Consolidated Net Leverage Ratio immediately prior to giving effect to such acquisition or other transaction on a pro forma basis; or, in the case of any Indebtedness incurred in reliance on Section 4.09(b)(xiv) (A) hereof, the principal amount of such Indebtedness is discharged, or otherwise reclassified in any manner that complies with Section 4.09, within one year of incurrence.

(xv)Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by (or held in escrow as collateral for such Indebtedness for later release to) the Issuer and its Restricted Subsidiaries in connection with such disposition;

(xvi)Indebtedness of the Issuer and its Restricted Subsidiaries in respect of (A) letters of credit, surety, performance or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or in respect of any governmental requirement and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, and (B) any customary cash management, cash pooling or netting or setting off arrangements, including customary credit card facilities, entered into in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing;

(xvii)(A) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (B) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries; and (C) Indebtedness incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes, in each case incurred or undertaken in the ordinary course of business;

(xviii)Indebtedness of the Issuer and the Guarantors in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 4.09(b)(xviii) and then outstanding, will not exceed 100% of the net proceeds (other than proceeds from any Parent Debt Contribution) received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Debt or

Capital Stock (other than Disqualified Stock, Designated Preference Shares, Excluded Amounts or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares, Excluded Amounts, an Excluded Contribution or a Parent Debt Contribution) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that (i) any such net proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) hereof and Sections 4.07(b)(ii) and 4.07(b)(v) hereof to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this Section 4.09(b)(xviii) to the extent the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) hereof and Sections 4.07(b)(ii) and 4.07(b)(v) hereof in reliance thereon;

(xix)guarantees by the Issuer or any Restricted Subsidiary granted to any trustee of any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust scheme approved by the Board of Directors of the Issuer, so long as the proceeds of the Indebtedness so guaranteed are used to purchase Equity Interests of the Issuer (other than Disqualified Stock); provided that the amount of any net cash proceeds from the sale of such Equity Interests of the Issuer will be excluded from Section 4.07(a)(v)(C)(2) hereof and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 hereof;

(xx)Indebtedness under daylight borrowing facilities incurred in connection with any refinancing of Indebtedness (including by way of set-off or exchange); provided that such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced and the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is incurred;

(xxi)Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing;

(xxii)Indebtedness incurred by the Issuer and any Restricted Subsidiary under local Credit Facilities in an aggregate principal amount at any one time outstanding under this clause this Section 4.09(b)(xxii), not to exceed $50.0 million, plus in the case of any refinancing of any Indebtedness permitted under this Section 4.09(b)(xxii) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xxiii)any joint and several liability in respect of any Tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) as a result of a fiscal unity (fiscale eenheid) for Dutch corporate tax or value added tax purposes (or any similar structure of any other jurisdiction having similar effect) in respect of the Issuer or any Restricted Subsidiary;

(xxiv)the incurrence of Indebtedness under Land Leases entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; or

(xxv)the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 4.09(b)(xxv), not to exceed the greater of $150.0 million and 3.0% of the Total Assets of the Issuer at any time outstanding, provided that the amount of Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor in reliance on Sections 4.09(a) or (b)(xxv) hereof (x) with respect to any IHS Netherlands Group Restricted Subsidiary, shall be limited to the greater of $150.0 million and 3.0% of the Total Assets of the Issuer and (y) with respect to any other Restricted Subsidiary that is not an IHS Netherlands Group Restricted Subsidiary, shall be limited to the Priority Debt Cap at any time outstanding.

(c)For purposes of determining compliance with this Section 4.09, (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(i) through 4.09(b)(xxiii)(b)(xxv) hereof, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the Sections 4.09(a) and 4.09(b) hereof, from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. All Indebtedness under the Revolving Credit Facility and the Senior Credit Facilities shall be incurred under Section 4.09(b)(i) hereof, respectively, and may not be reclassified; (ii) guarantees of, or obligations in respect of letters of credit, bankers' acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; (iii) if obligations in respect of letters of credit, bankers' acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Sections 4.09(a) and 4.09(b) hereof and the letters of credit, bankers' acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included; and (iv) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

(d)The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09.

(e)For purposes of determining compliance with the Consolidated Net Leverage Ratio on the date of any proposed incurrence of Indebtedness, the US dollar equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the last balance sheet date, or at the option of the Issuer, the date first committed, in the case of Indebtedness incurred under Credit Facilities; provided, that if such Indebtedness denominated in currency other than US dollars is subject to a Currency Exchange Protection Agreement with respect to US dollars the amount of such Indebtedness expressed in US dollars will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement.

(f)The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the US dollar equivalent of the Indebtedness refinanced determined by reference to the currency exchange rate in effect on the last balance sheet date to the date on which such refinancing Indebtedness is being incurred, except that to the extent that such US dollar equivalent was determined based on a Currency Exchange Protection Agreement, in which case the refinancing Indebtedness will be determined in accordance with Section 4.09(e) hereof.

(g)Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(h)The amount of any Indebtedness outstanding as of any date will be:

(i)in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii)the principal amount of the Indebtedness, in the case of any other Indebtedness;

(iii)in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)the fair market value of such assets at the date of determination; and

(B)the amount of the Indebtedness of the other Person

(iv)any "parallel debt" obligation relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(v)the principal amount of any Disqualified Stock of the Issuer, or preferred stock of a Restricted Subsidiary, which will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Section 4.10.Asset Sales. (a) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i)the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (determined at the time of contracting such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)any liabilities, as recorded on the balance sheet of the Issuer or any Restricted Subsidiary (other than contingent liabilities), that are assumed by the transferee of any such assets and as a result of which the Issuer and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(B)any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C)any Capital Stock or assets of the kind referred to in Sections 4.10(b)(iii), 4.10(b)(v) or 4.10(b)(vi) hereof;

(D)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale;

(E)consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or any Restricted Subsidiary that is cancelled;

(F)accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business; and

(G)any Designated Non-Cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sales having an aggregate fair market value, when taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10(a)(ii)(G) that is at that time outstanding, not to exceed the greater of $100.0 million and 2.0% of the Total Assets of the Issuer, measured at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds (at the option of the Issuer or such Restricted Subsidiary) to:

(i)(A) prepay, repay, redeem or purchase (including through open market purchases, voluntary tender offers or privately negotiated transactions at market prices) Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment, purchase or redemption; provided that the Issuer shall redeem, repay or repurchase Pari Passu Indebtedness that is Public Debt pursuant to this Section 4.10(b)(i)(A) only if the Issuer makes (at such time or subsequently in compliance with this covenant) an offer to all holders of the Senior Notes to purchase their Senior Notes in accordance with the provisions set forth below for an Asset Sale Offer for an aggregate principal amount of Senior Notes at least equal to the proportion that (x) the total aggregate principal amount of Senior Notes outstanding bears to (y) the sum of the total aggregate principal amount of Senior Notes outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; (B) with respect to assets of a Restricted Subsidiary that is not a Guarantor, prepay, repay, repurchase or redeem (including through open market purchases, voluntary tender offers or privately negotiated transactions at market prices) any of its Indebtedness; or (C) prepay, repay, repurchase or redeem any Indebtedness that is secured on any asset which security does not also secure the Senior Notes on a pari passu or senior basis (and in each of Sections 4.10(b)(i)(A) and (B) hereof and this Section 4.10(b)(i)(C), other than Indebtedness that is owed to the Issuer or a Restricted Subsidiary);

(ii)purchase Senior Notes (a) pursuant to an offer to all holders of the Senior Notes at a purchase price in cash equal to at least 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (a "Notes Offer") or (b) pursuant to Section 3.07 hereof;

(iii)acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(iv)make a capital expenditure;

(v)acquire other assets (other than Capital Stock) that are used or useful in a Permitted Business;

(vi)invest in any Replacement Assets;

(vii)enter into a commitment approved by the Board of Directors or otherwise binding on the Issuer to apply the Net Proceeds pursuant to Sections 4.10(b)(iii), (iv), (v) or (vi) hereof; provided that such commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period; or

(viii)any combination of the foregoing.

(c)Pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Senior Notes Indenture.

(d)Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $100.0 million, within ten Business Days thereof, or at any earlier time at the Issuer's election, the Issuer will make an offer (an "Asset Sale Offer") to all Holders and may, to the extent the Issuer so elects, make an offer to holders of Pari Passu Indebtedness to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 3.10 hereof the maximum principal amount of Senior Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Senior Notes in any Asset Sale Offer will be equal to (i) solely in the case of the Senior Notes, 100% of the principal amount of the applicable series, which shall be repurchased in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part; and (ii) solely in the case of any other Pari Passu Indebtedness, no greater than 100% of the principal amount, plus, in the case of (i) and (ii), accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Senior Notes Indenture. If the aggregate principal amount of Senior Notes and other Pari Passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer that is an application of Net Proceeds pursuant to Section 4.10(b)(i) hereof exceeds the amount of the Net Proceeds so applied, the Trustee or the Registrar, as applicable, will select the Senior Notes and such other Pari Passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described under Section 3.02 hereof), based on the amounts tendered or required to be prepaid or redeemed in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Neither the Trustee nor the Registrar shall be liable for any selections made by it in accordance with this Section 4.10.

(e)The Issuer will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Senior Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Notes Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of this Senior Notes Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of this Senior Notes Indenture by virtue of such compliance.

(f)The Issuer or a Restricted Subsidiary, as the case may be, may make an Asset Sale Offer prior to the expiration of the 365-day period mentioned in this Section 4.10. The provisions of this Senior Notes Indenture relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the consent of Holders of a majority in outstanding aggregate principal amount of the Senior Notes.

Section 4.11.Transactions with Affiliates. (a) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any services) with any Affiliate of the Issuer (any such transaction or series of related transactions being, an "Affiliate Transaction") involving aggregate value in excess of $40.0 million, unless:

(i)the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate value in excess of $50.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer, or, if there are not sufficient disinterested members of the Board of Directors of the Issuer to form a majority, by a majority of the Board of Directors.

(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(i)any issuance or sale of Capital Stock, Subordinated Shareholder Debt, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Holdco, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants' plans or indemnities provided on behalf of officers, employees, directors or consultants approved or ratified by the Board of Directors of the Issuer;

(ii)transactions between or among the Issuer and/or its Restricted Subsidiaries, or between and among Restricted Subsidiaries and any Receivables Subsidiary;

(iii)any transaction in the ordinary course of business between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate;

(iv)payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(v)the execution, delivery and performance (without duplication of any Permitted Parent Payments) of any Tax Sharing Agreement or any arrangement pursuant to which the Issuer or any of its Restricted Subsidiaries is required or permitted to file a consolidated Tax return, or the formation and maintenance of any consolidated group for Tax, accounting or cash pooling or management purposes in the ordinary course of business;

(vi)any Restricted Payment that is permitted pursuant to Section 4.07 hereof (other than pursuant to Section 4.07(b)(xii)(B)(ii) hereof);

(vii)any Permitted Investment (other than Permitted Investments described in clauses (3), (10) and (16) of the definition thereof);

(viii)(A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Issuer or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Debt; provided that the interest rate and other financial terms of such Subordinated Shareholder Debt are approved by a majority of the members of the Board of Directors of the Issuer in their reasonable determination and (B) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Debt made in compliance with the other provisions of this Senior Notes Indenture;

(ix)transactions pursuant to, or contemplated by any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the holders of the Senior Notes than the original agreement as in effect on the Issue Date;

(x)Management Advances and the payment of Management Fees;

(xi)transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Senior Notes Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(xii)transactions, agreements or other arrangements with customers, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate or any Parent Holdco, in each case, which are otherwise in compliance with the terms of this Senior Notes Indenture; provided that the terms and conditions of any such transaction, agreement or other arrangement as applicable to the Issuer and its Restricted Subsidiaries are fair to the Issuer and its Restricted Subsidiaries and are on terms no less favorable to the Issuer and its Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction (in each case, as determined in good faith by the Board of Directors of the Issuer);

(xiii)any agreements or other arrangements entered into from time to time with any Parent Holdco that is entered into for the provision of group services, provided that such agreements or arrangements are on terms which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or an Officer of the Issuer or the relevant Restricted Subsidiary;

(xiv)any participation in a rights offer or public tender or exchange offer for publicly-held securities or debt instruments issued by the Issuer or any of its Restricted Subsidiaries that are conducted on arm's-length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such rights, tender or exchange offer;

(xv)transactions between the Issuer or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Issuer or any Parent Holdco of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent Holdco, as the case may be, on any matter including such other Person; and

(xvi)any transaction effected as part of a Qualified Receivables Financing.

Section 4.12.Liens. The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (an "Initial Lien") of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (a) Permitted Liens; or (b) if such Lien is not a Permitted Lien, to the extent that all Obligations due under this Senior Notes Indenture, the Senior Notes and the Note Guarantees are, in each case, secured on an equal and ratable basis or on a priority basis with the Obligations secured by the Initial Lien (and on a priority basis if such Obligations secured by the Initial Lien are subordinated in right of payment to either the Senior Notes or any Note Guarantee). With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The "Increased Amount" of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing such Indebtedness.

Section 4.13.Offer to Repurchase upon Change of Control. (a) Upon the occurrence of a Change of Control, the Issuer will make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part) of that Holder's Senior Notes pursuant to a Change of Control Offer on the terms set forth in this Senior Notes Indenture. In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Senior Notes repurchased to the date of purchase (the "Change of Control Payment"), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder, with a copy to the Trustee, at such Holder's registered address or otherwise deliver a notice in accordance with the procedures of Section 3.03 and Section 12.01 hereof, stating that a Change of Control Offer is being made and offering to repurchase Senior Notes of the applicable series on the date (the "Change of Control Payment Date") specified in the notice:

(i)that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Senior Notes tendered will be accepted for payment;

(ii)the purchase price and the Change of Control Payment Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered;

(iii)that any Senior Note not tendered will continue to accrue interest;

(iv)that, unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v)that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled "Option of Holder to Elect Purchase" attached to the Senior Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Senior Notes purchased; and

(vii)that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $200,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(b)The Issuer will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Senior Notes Indenture, the Issuer will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Senior Notes Indenture by virtue of such compliance.

(c)On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i)accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered and not withdrawn; and

(iii)deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Issuer.

The Paying Agent will promptly mail (or cause to be delivered) to each Holder properly tendered and not withdrawn the Change of Control Payment for such Senior Notes, and the Trustee (or an authentication agent approved by it, upon receipt of an authentication order from the Issuer) will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions of this Section 4.13 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Senior Notes Indenture are applicable.

(d)Notwithstanding anything to the contrary in this Section 4.13, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Senior Notes Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) an unconditional notice of redemption has been given pursuant to Section 3.07 hereof or all conditions to redemption under Section 3.07 hereof have been satisfied or waived, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in this Section 4.13, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, provided a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(e)The provisions of this Senior Notes Indenture relating to the Issuer's obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of Holders of a majority in outstanding aggregate principal amount of the Senior Notes of such series.

(f)If and for so long as the Senior Notes of the relevant series are listed on the Official List of the Exchange and the rules of the Exchange so require, the Issuer will publish notices relating to the Change of Control Offer to the extent and in the manner permitted by such rules.

Section 4.14.Additional Guarantees. (a) The Issuer will not cause or permit any of its Restricted Subsidiaries that is not a Guarantor, directly or indirectly, to guarantee the payment of, assume or in any manner become liable with respect to any other Indebtedness of the Issuer or a Guarantor incurred under Credit Facilities in excess of the greater of $40.0 million and 0.8% of the Total Assets of the Issuer or that constitutes Public Debt unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the Senior Notes by such Restricted Subsidiary, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary's guarantee of such other Indebtedness.

(b)Notwithstanding Section 4.14(a) hereof:

(i)the Note Guarantee by such Restricted Subsidiary may be limited in amount to the extent such Note Guarantee may reasonably be expected to give rise to or result in (a) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules or the laws rules or regulations (or analogous restriction) of any applicable jurisdiction; (b) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (c) any material cost, expense, liability or obligation (including with respect to any Taxes but excluding any obligation under the Note Guarantee itself) that cannot be avoided by reasonable measures available to the Issuer other than reasonable out of pocket expenses (but, in such a case each of the Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit);

(ii)for so long as it is not permissible under applicable law or regulation for a Restricted Subsidiary to become a Guarantor, such Restricted Subsidiary need not become a Guarantor (but, in such a case, each of the Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible); and

(iii)This Section 4.14 shall not be applicable to any guarantees by any Restricted Subsidiary:

(A)that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or any Permitted Refinancing thereof);

(B)given to a bank or trust company having, at the time such guarantee was given, combined capital and surplus and undivided profits of not less than $500.0 million and whose debt has a rating of at least "A" or the equivalent thereof by S&P and at least "A2" or the equivalent thereof by Moody's in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary; or

(C)in respect of any Priority Debt.

Section 4.15.[Reserved].

Section 4.16.Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Issuer’s Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Senior Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (b) no Default or Event of Default would be in existence following such designation.

Section 4.17.Maintenance of Listing. The Issuer will use its commercially reasonable efforts to list and to maintain the "listing" (as defined under section 1005 of the UK Income Tax Act 2007) of the Senior Notes of each series on the Exchange for so long as such Notes of the relevant series are outstanding; provided that if the Issuer is unable to obtain the listing of the relevant series of Notes on the Exchange or if at any time the Issuer determines that it will not so list or maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of such Senior Notes on another "recognised stock exchange" (also as defined under section 1005 of the UK Income Tax Act 2007), in which case, references in this Section 4.17 to the Exchange will be deemed to refer to such other "recognised stock exchange."

Section 4.18.Additional Amounts. (a) All payments made by or on behalf of the Issuer under or with respect to the Senior Notes (whether or not in the form of Definitive Registered Notes) or any of the Guarantors with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any Taxes except to the extent the withholding or deduction of such Taxes is then required by law (in which case the Issuer or the relevant Guarantor will make all withholdings and deductions then required by law). If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Issuer or any Guarantor is then incorporated, organized, engaged in business for tax purposes or otherwise resident for tax purposes or any political subdivision thereof or therein (including, for the avoidance of doubt, the United Kingdom as at Issue Date) or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a "Tax Jurisdiction") will at any time be required to be made (other than United States "backup" withholding) from any payments made by or on behalf of the Issuer under or with respect to the Senior Notes or any Guarantor under or with respect to any Note Guarantee, including repayments of principal, and any payment of interest or premium, the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received by each Holder in respect of such payments after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i)any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed (pursuant to applicable Tax law of the relevant Tax Jurisdiction, such as, if applicable, but not limited to, a connection of an estate, nominee, trust, partnership, limited liability company or corporation that is attributed to the fiduciary, settlor, beneficiary, member or shareholder, as applicable) present or former connection between the Holder or the beneficial owner of the Senior Notes and the relevant Tax Jurisdiction (including being a resident of such jurisdiction for Tax purposes or being or having been engaged in a trade or business therein), other than connections arising from the holding of such Senior Note, the enforcement of rights under such Senior Note or under a Note Guarantee or the receipt of any payments in respect of such Senior Note or a Note Guarantee;

(ii)any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Senior Note for payment (where Senior Notes are in the form of Definitive Registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Senior Note been presented on the last day of such 30 day period);

(iii)any estate, inheritance, gift, sales, personal property, transfer or similar Taxes;

(iv)any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Senior Notes or with respect to any Note Guarantee;

(v)any Taxes imposed in connection with a Senior Note presented for payment (where presentation is required for payment) by or on behalf of the Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant  Senior Note to, or otherwise accepting payment from, another Paying Agent in the United Kingdom or any member state of the European Union;

(vi)any Taxes, to the extent such Taxes were imposed or withheld by reason of the failure of the Holder or beneficial owner of Senior Notes to comply with any reasonable written request of the Issuer or any Guarantor addressed to the Holder or beneficial owner, as applicable, (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request) to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(vii)any Taxes imposed on or with respect to any payment by the Issuer or the relevant Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Senior Note;

(viii)any Taxes, to the extent such Taxes were imposed or withheld pursuant to Section 1471(b) of the Code, or otherwise imposed or withheld pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing;

(ix)any Taxes imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) as published in the Official Gazette (Staatsblad) Stb. 2019, 513 of 27 December 2019 (for the avoidance of doubt, any changes to the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) are considered to be part of the Dutch Withholding Tax Act 2021 as published in the Official Gazette Stb. 2019, 513 of 27 December 2019); or

(x)any combination of items from Sections 4.18(a)(i) through (ix) above.

(b)In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the Holder for any stamp, issue, registration or documentary Taxes (including penalties and interest related thereto other than those arising due to the delay or default of the Holder) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Senior Notes, this Senior Notes Indenture or any Note Guarantee on the enforcement of any of the Senior Notes or any Note Guarantee (for the avoidance of doubt, other than any such Taxes, penalties or interest arising on or in connection with a transfer of the Senior Notes or any further dealings in the Notes following issuance).

(c)If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Senior Notes or any Note Guarantee, each of the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment

(unless the obligation to pay Additional Amounts arises less than 45 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officer's Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer's Certificate(s) must also set forth any other information necessary to enable the Paying Agent to pay such Additional Amounts to Holders on the relevant payment date. The Issuer and the relevant Guarantor will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts. The Trustee shall be entitled to rely solely on such Officer's Certificate as conclusive proof that such payments are necessary without further inquiry, investigation, independent verification or liability of any kind.

(d)The Issuer or the relevant Guarantor will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will furnish to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, or if, notwithstanding such entity's efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity. Upon reasonable request, copies of Tax receipts or other evidence of payments, as the case may be, will be made available by the Trustee to the Holders and beneficial owners of the Senior Notes.

(e)Whenever in this Senior Notes Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Senior Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Senior Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof in accordance with this Section 4.18.

(f)The obligations in this Section 4.18 will survive any termination, defeasance or discharge of this Senior Notes Indenture, any transfer by a Holder or beneficial owner of its Senior Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, organized, engaged in business for tax purposes, or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Senior Notes (or any Note Guarantee) and any department or political subdivision thereof or therein.

Section 4.19.Suspension of Certain Covenants when Senior Notes Rated Investment Grade.

(a)If on any date following the Issue Date:

(i)the Senior Notes have achieved Investment Grade Status; and

(ii)no Default or Event of Default shall have occurred and be continuing on such date,

then, beginning on that day and continuing until such time, if any, at which the Senior Notes cease to have Investment Grade Status (such period, the "Suspension Period"), Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.14 and 4.16 and Section 5.01(a)(iv) hereof will no longer be applicable to the Senior Notes and any related default provisions of this Senior Notes Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries.

(b)The foregoing sections and any related default provisions will again apply according to their terms from the first day on which the Senior Notes cease to have Investment Grade Status. The foregoing sections will not, however, be of any effect with regard to the actions of the Issuer and the Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided that (1) with respect to the Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(ii) hereof. Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(c)The Issuer shall notify the Trustee in writing that Sections 4.19(a)(i) and 4.19(a)(ii) hereof have been satisfied, provided that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall not be obliged to notify Holders of such event. The Trustee shall have no duty to monitor the ratings of the Senior Notes and shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Senior Notes achieve Investment Grade Status.

Section 4.20.[Reserved].

Section 4.21.Anti-Layering. Neither the Issuer nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Senior Notes and the applicable Note Guarantee on substantially identical (or more favorable) terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely (a) by virtue of being unsecured, (b) by virtue of being secured with different collateral, (c) by virtue of being secured on a junior priority basis, (d) by virtue of not being guaranteed or (e) by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness under Credit Facilities.

Section 4.22.Financial Calculations. (a) When determining the availability under any basket or ratio under this Senior Notes Indenture in connection with any transaction or whether such transaction is permitted under this Senior Notes Indenture (including, for the avoidance of doubt and without limitation, testing any incurrence or assumption of Indebtedness or Liens, the making of any Restricted Payment, Permitted Payment or Investment, any Asset Sale, any acquisition, merger, consolidation, amalgamation or other business combination and any other transaction requiring the testing of any basket based on the Consolidated EBITDA of the Issuer), the date of determination of such basket or ratio or the testing of any such transaction and of any

Default or Event of Default shall, at the option of the Issuer, be the date the definitive agreements for such transaction are entered into (the "Transaction Commitment Date Election").

(b)If the Issuer makes a Transaction Commitment Date Election, such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Net Leverage Ratio after giving effect to such transaction and other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such transaction, and, for the avoidance of doubt (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in the Consolidated Net Income or Consolidated EBITDA of the Issuer or that arises from an asset or a target company subject to such transaction) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the transaction is permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such transaction or related transactions.

(c)If the Issuer makes a Transaction Commitment Date Election, any such transactions (including any incurrence of Indebtedness and the use of proceeds therefrom) shall be deemed to have occurred on the date the definitive agreements are entered into for purposes of calculating any baskets or ratios under this Senior Notes Indenture after the date of such agreement and before the consummation of such transaction. To the extent the date of determination of a basket or ratio is tested prior to the date of consummation of a transaction, such basket or ratio shall be deemed utilized to the same extent until the earlier of the date of consummation of such transaction or the date such transaction is terminated or expires without consummation, except that, in the case of an acquisition, merger or consolidation, any calculation of Consolidated EBITDA for purposes other than incurrences of Indebtedness or Liens or the making of Restricted Payments (not related to such acquisition, merger or consolidation) shall not reflect such transaction until it has been consummated.

ARTICLE 5

SUCCESSORS

Section 5.01.Merger, Consolidation or Sale of Assets. (a) The Issuer will not (1) consolidate or merge with or into another Person (whether or not it is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets as an entirety or substantially as an entirety in one or more related transactions, to another Person, unless:

(i)either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of an Approved Jurisdiction (other than the Federal Republic of Nigeria);

(ii)the Person formed by or surviving any such consolidation or merger with the Issuer (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuer under the Senior Notes and this Senior Notes Indenture pursuant to a supplemental indenture;

(iii)immediately after such transaction, no Default or Event of Default exists;

(iv)the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable period (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a) hereof or (B) have a Consolidated Net Leverage Ratio not greater than it was immediately prior to giving effect to such transaction; and

(v)the Issuer delivers to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture comply with this covenant and that all conditions precedent in this Senior Notes Indenture relating to such transaction have been satisfied and that this Senior Notes Indenture and the Senior Notes constitute legal, valid and binding obligations of the Issuer, or the Person formed by or surviving any such consolidation or merger (as applicable) enforceable in accordance with their terms.

(b)A Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and Section 10.05 hereof) will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor and its Subsidiaries that are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)either:

(A)such Guarantor is the surviving Person; or

(B)the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of such Guarantor under its Note Guarantee and this Senior Notes Indenture pursuant to a supplemental indenture;

(ii)immediately after giving pro forma effect to such transaction or transactions (and treating any Indebtedness which becomes an obligation of the surviving corporation as a result of such transaction as having been incurred by the surviving corporation at the time of such transaction or transactions), no Default or Event of Default exists; and

(iii)the Issuer delivers to the Trustee an Officer's Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture comply with this covenant and that all conditions precedent in this Senior Notes Indenture relating to such transaction have been satisfied and that this Senior Notes Indenture and the Note Guarantee constitute legal, valid and binding obligations of the Guarantor or the Person formed by or surviving any such consolidation and merger (as applicable) enforceable in accordance with their terms. The Trustee shall be entitled to rely conclusively on such Officer's Certificate and Opinion of Counsel without further inquiry, investigation, independent verification or liability of any kind.

(c)[Reserved].

(d)This Section 5.01 will not apply to (i) any consolidation or merger of any Restricted Subsidiary that is not a Guarantor with and into the Issuer or a Guarantor; (ii) any consolidation or merger of any Guarantor with or into the Issuer or any other Guarantor; or (iii) any Permitted Reorganization effected in compliance with the definition thereof; provided that, in the case of Sections 5.01(d)(i) and (ii) hereof, Sections 5.01(a)(ii) and 5.01(a)(v) hereof will be complied with. Sections 5.01(a)(iii), 5.01(a)(iv) and 5.01(b)(ii) hereof will not apply to any merger or consolidation of the Issuer or any Guarantor with or into an Affiliate solely for the purpose of reincorporating the Issuer or such Guarantor in another jurisdiction. This Section 5.01 will not apply to any transaction undertaken in accordance with Section 5.03 hereof.

Section 5.02.Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer, any Guarantor or their respective Subsidiaries in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Senior Notes Indenture referring to the "Issuer" or the "Guarantor," as applicable, shall refer instead to the successor Person and not to the Issuer or such Guarantor), and may exercise every right and power of the Issuer under this Senior Notes Indenture with the same effect as if such successor Person had been named as the Issuer or such Guarantor, as applicable, herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes except in the case of a sale of all of the Issuer's assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Section 5.03.Issuer Substitution. (a) The Issuer may be substituted by any entity (the "New Issuer" and any such substitution, the "Substitution") at any time provided that the following conditions are met:

(i)the New Issuer is organized and existing under the laws of an Approved Issuer Substitution Jurisdiction and pro forma for such substitution, the Issuer (if the New Issuer is a Restricted Subsidiary of the Issuer) or the New Issuer is or will continue to be listed on a Recognized Stock Exchange;

(ii) the New Issuer assumes all the obligations of the Issuer under the Senior Notes and this Senior Notes Indenture pursuant to a supplemental indenture;

(iii)immediately after such transaction, no Default or Event of Default exists;

(iv)the New Issuer would, on the date of such Substitution after giving pro forma effect thereto (including giving pro forma effect to any Subsidiaries of the New Issuer (as defined in Section 5.03(b) hereof) that will become Restricted Subsidiaries from the date of the Substitution) and any related financing transactions as if the same had occurred at the beginning of the applicable period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a);

(v)effective at same time as the Substitution, the Issuer shall provide a guarantee of the Senior Notes pursuant to a supplemental indenture on a pari passu basis with the existing Note Guarantees;

(vi)on or immediately prior to the date of the Substitution, the corporate family rating of the New Issuer (or the Issuer, if the New Issuer is a Restricted Subsidiary of the Issuer) being equal to, or greater than, the then-prevailing rating for the Senior Notes, according to any two of Moody's, S&P and Fitch; and

(vii)the Issuer delivers to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and Opinion of Counsel, in each case, stating that such Substitution and such supplemental indenture comply with this covenant and that all conditions precedent in this Senior Notes Indenture relating to such transaction have been satisfied and that this Senior Notes Indenture, the Senior Notes and the Note Guarantees (including the Note Guarantee provided by the Issuer) constitute legal, valid and binding obligations of the New Issuer and the Notes Guarantors enforceable in accordance with their terms. The Trustee shall be entitled to rely conclusively on such Officer's Certificate and Opinion of Counsel without further inquiry, investigation, independent verification or liability of any kind.

(b)Notwithstanding any other provision or covenant in this Senior Notes Indenture, the Substitution shall be permitted by this Senior Notes Indenture, provided such Substitution complies with the terms of this covenant and following such Substitution, the Trustee will join the Issuer in a supplemental indenture to effect the Substitution in accordance with Section 9.01(a)(iii) hereof and in doing all such things that are required to be done to effect such Substitution in the clearing systems or pursuant to this Senior Notes Indenture without the consent of holders of the Senior Notes. Following such Substitution references to the "Issuer" shall be to the New Issuer in this Senior Notes Indenture and the Senior Notes in all respects (except that the Issuer, if the New Issuer is the Restricted Subsidiary of the Issuer, may continue to act as the top of the "restricted group" for the Senior Notes and consequential changes to effect such change may be made throughout in the supplemental indenture effecting such Substitution), and the New Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer as issuer under this Senior Notes Indenture and the Senior Notes, and upon such Substitution, the Issuer will be released from its obligations as issuer under this Senior Notes Indenture and the Senior Notes. The Subsidiaries of the New Issuer that are not Restricted Subsidiaries of the Issuer will be treated as having become Restricted Subsidiaries from the date of the Substitution for the purposes of this Senior Notes Indenture. A Substitution pursuant to this covenant may only occur once.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01.Events of Default. (a) Each of the following is an "Event of Default":

(i)default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the relevant series of Senior Notes;

(ii)default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the relevant series of Senior Notes;

(iii)failure by the Issuer or relevant Guarantor to comply with the provisions of Section 5.01 and 5.03 hereof;

(iv)failure by the Issuer or relevant Guarantor for 60 days after written notice (i) to the Issuer by the Trustee or (ii) to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding voting as a single class to comply with any of the agreements in this Senior Notes Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in Sections 6.01(a)(i), 6.01(a)(ii) or 6.01(a)(iii) hereof);

(v)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A)is caused by a failure to pay principal of such Indebtedness following the expiration of the grace period provided in such Indebtedness and such failure to make any payment has not been waived or the maturity of such indebtedness has not been extended (a "Payment Default"); or

(B)results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(vi)failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(vii)except as permitted by this Senior Notes Indenture (including with respect to any limitations), any Note Guarantee of a Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or Guarantors, denies or disaffirms its obligations under its Note Guarantee;

(viii)the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)commences a voluntary case under any applicable Bankruptcy Law or any other case to be adjudicated bankrupt or insolvency, or files for or has been granted a moratorium on payment of its debts, or files for bankruptcy or is declared bankrupt;

(B)consents to the entry of an order for relief against it in an involuntary case or to the commencement of any bankruptcy or insolvency proceedings against it;

(C)consents to the appointment of, or taking possession by, an administrator, custodian, receiver, liquidator, trustee, sequestrator or similar official of it or for all or substantially all of its property;

(D)makes a general assignment for the benefit of its creditors;

(E)admits in writing its inability to pay its debts generally as they become due;

(F)files a petition or answer or consent seeking reorganization for relief (other than a solvent reorganization for purposes of transferring assets among the Issuer and its Restricted Subsidiaries); and

(ix)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)adjudging the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries bankrupt or insolvency, or seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries;

(C)appoints a custodian or administrator of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(D)orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02.Acceleration. In the case of an Event of Default specified in Sections 6.01(a)(viii) and 6.01(a)(ix) hereof, with respect to the Issuer or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable immediately without further action or notice or other act on the part of the Trustee or any Holders. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may and the Trustee, upon the written request of such Holders, shall declare all amounts in respect of the Senior Notes to be due and payable immediately. In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in Section 6.01(a)(v) hereof has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(v) hereof shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived.

Section 6.03.Other Remedies. (a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Senior Notes or to enforce the performance of any provision of the Senior Notes or this Senior Notes Indenture.

(b)The Trustee may maintain a proceeding even if it does not possess any of the Senior Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Senior Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the then outstanding Senior Notes by written notice to the Trustee may, on behalf of the Holders of all of the Senior Notes waive any past Default and its consequences hereunder, except a continuing Default in the payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Senior Note held by a non-consenting Holder (which may only be waived pursuant to Section 9.02 hereof); provided that the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration with respect to such Senior Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction. In connection with any such waiver or rescission, the Issuer shall pay all of the fees and expenses of the Trustee, including those of its agents and counsel. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Senior Notes Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Senior Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any.

Section 6.06.Limitation on Suits. (a) Subject to the provisions of this Senior Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing of which the Trustee has written notice, the Trustee will be under no obligation to exercise any of the rights or powers under this Senior Notes Indenture at the request or direction of any Holders of Senior Notes unless such Holders have made a written request and offered to the Trustee and the Trustee has received, indemnity and/or security satisfactory to the Trustee against any loss, cost, liability, tax or expense (which includes the expense of the Trustee's legal counsel). Subject to Article 9, except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts when due, no Holder may pursue any remedy with respect to this Senior Notes Indenture or the Senior Notes unless:

(i)such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)Holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes have requested, in writing, that the Trustee pursue the remedy;

(iii)such Holders have offered the Trustee and the Trustee has received security and/or indemnity satisfactory to the Trustee against any loss, cost, liability, tax or expense (which includes the expense of the Trustee's legal counsel);

(iv)the Trustee has not complied with such written request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(v)Holders of a majority in aggregate principal amount of the then outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b)A Holder of a Senior Note may not use this Senior Notes Indenture to prejudice the rights of another Holder of a Senior Note or to obtain a preference or priority over another Holder of a Senior Note. The Trustee shall have no obligation to ascertain whether the actions of a Holder of a Senior Note is unduly prejudicial to the interests of other Holders of the Senior Notes.

Section 6.07.Rights of Holders of Senior Notes to Receive Payment. Notwithstanding any other provision of this Senior Notes Indenture, the right of any Holder of a Senior Note to receive payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, the Senior Note, on or after the respective due dates expressed in the Senior Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder other than as provided in Section 9.02 hereof; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Senior Notes Indenture upon any property subject to such Lien.

For the avoidance of doubt, no amendment to, or deletion of any of the covenants under Article 4 or Article 5, or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any rights of any Holders to receive payment of principal of or premium, if any, or interests on the Senior Notes or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes.

Section 6.08.Collection Suit by Trustee. If an Event of Default specified in Sections 6.01(a)(i) or 6.01(a)(ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Senior Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Senior Notes allowed in any judicial proceedings relative to the Issuer, a Guarantor or any other obligor upon the Senior Notes, their creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Senior Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.Priorities. If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Agents and its and their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Senior Notes for amounts due and unpaid on the Senior Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer, any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Issuer shall provide the Trustee with any additional information in its possession necessary for the Trustee to make the payments mentioned above, upon a reasonable request.

The Trustee may fix a record date and payment date for any payment to Holders of Senior Notes pursuant to this Section 6.10.

Section 6.11.Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Senior Notes Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defences made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Senior Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Senior Notes.

Section 6.12.Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Senior Notes Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined in a final judgment adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13.Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14.Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of any Senior Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.01.Duties of Trustee. (a) If an Event of Default has occurred and is continuing, of which the Trustee has actual knowledge, the Trustee will exercise such of the rights and powers vested in it by this Senior Notes Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. The Trustee may refuse to follow any direction that conflicts with law or this Senior Notes Indenture or the Senior Notes or would involve the Trustee in personal liability or could be unduly prejudicial to the rights of the other holders; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Senior Notes Indenture, the Trustee will be entitled to the indemnification and/or security as provided in this Article 7 against all fees, losses, liabilities and expenses caused by taking or not taking such action (other than those arising as a result of gross negligence or willful misconduct by the Trustee) satisfactory to the Trustee in its sole discretion.

(b)Except during the continuance of an Event of Default:

(i)the duties of the Trustee and the Agents will be determined solely by the express provisions of this Senior Notes Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Senior Notes Indenture and no others, and no implied covenants or obligations shall be read into this Senior Notes Indenture against the Trustee or the Agents; and

(ii)in the absence of wilful misconduct, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Senior Notes Indenture. However, the Trustee will examine the certificates or Opinions of Counsel which by any provision hereof are specifically required to be furnished to the Trustee to determine whether or not such certificates or Opinions of Counsel conform to the requirements of this Senior Notes Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own wilful misconduct, except that:

(i)this Section 7.01(c) does not limit the effect of Section 7.01(b) hereof;

(ii)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof.

(d)Whether or not therein expressly so provided, every provision of this Senior Notes Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b) and (c) hereof.

(e)No provision of this Senior Notes Indenture will require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, including in taking any action at the request of Holders. The Trustee will be under no obligation to exercise any of its rights and powers under this Senior Notes Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense (which includes the expense of the Trustee’s legal counsel).

(f)The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and funds held by the Trustee will not be subject to the United Kingdom FCA Client Money Rules.

(g)The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee's corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee (attention: Agency & Trust) and such notice clearly references the Senior Notes, the Issuer or this Senior Notes Indenture.

Notwithstanding anything else herein contained, the Trustee and each Agent may refrain from doing anything that would or might in its opinion based upon legal advice in the relevant jurisdiction be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

Section 7.02.Rights of Trustee. (a) The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in such document. The Trustee may, if it sees fit, make such inquiry. The Trustee may refrain, without liability, from acting in accordance with any instruction if, in its sole discretion, the Trustee determines that such instruction is equivocal or unclear or if it is to so refrain in order to comply with applicable law.

(b)Before the Trustee acts or refrains from acting, it may require an Officer's Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer's Certificate or Opinion of Counsel, as the case may be. The Trustee may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Senior Notes Indenture.

(e)Unless otherwise specifically provided in this Senior Notes Indenture, any demand, request, direction or notice from the Issuer, will be sufficient if signed by an Officer of the Issuer.

(f)The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Senior Notes Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it against the losses, costs, liabilities, taxes and expenses (which include the expenses of the Trustee's legal counsel) that might be incurred by it in compliance with such request or direction.

(g)The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii) hereof (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 hereof is for informational purposes only and the Trustee's receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer's Certificates).

(h)The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Senior Notes Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Senior Notes.

(i)The rights, privileges, indemnities, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent wilful misconduct or gross negligence, each Paying Agent, Registrar and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j)In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Senior Notes then outstanding, pursuant to the provisions of this Senior Notes Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(k)In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Senior Notes Indenture or the Senior Notes.

(m)The permissive right of the Trustee to take the actions permitted by this Senior Notes Indenture shall not be construed as an obligation or duty to do so.

(n)The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Senior Notes Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o)The Trustee shall not under any circumstances be liable for any special, punitive, indirect, incidental or consequential loss or damage whatsoever (being loss of business,

goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary of the Issuer or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney at the sole cost of the Issuer and the Trustee shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(q)The Trustee may request that the Issuer delivers an Officer's Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Senior Notes Indenture, which Officer's Certificate may be signed by any person authorized to sign an Officer's Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r)No provision of this Senior Notes Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(s)The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(t)The Trustee may retain professional advisors to assist it in performing its duties under this Senior Notes Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Senior Notes Indenture and the Senior Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(u)The Trustee may assume without inquiry in the absence of actual knowledge that the Issuer is duly complying with its obligations contained in this Senior Notes Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Senior Notes has occurred.

Section 7.03.Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Senior Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 and 7.10 hereof.

Section 7.04.Trustee's Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Senior Notes Indenture, the Senior Notes,

or any Note Guarantee, it shall not be accountable for the Issuer's use of the proceeds from the Senior Notes or any money paid to the Issuer or upon the Issuer's direction under any provision of this Senior Notes Indenture, it will not be responsible for the use or application of any money received by any Paying Agent, and it will not be responsible for any statement or recital herein or any statement in the Senior Notes or any other document in connection with the sale of the Senior Notes or pursuant to this Senior Notes Indenture other than its certificate of authentication.

Section 7.05.Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Senior Notes a notice of the Default or Event of Default within 90 days after it occurs. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default relating to the payment of principal, premium and interest or Additional Amounts, if it determines that withholding notice is in their interest.

Section 7.06.Compensation and Indemnity. (a) The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee and Agents from time to time compensation for its acceptance of this Senior Notes Indenture and services hereunder as shall be agreed from time to time between them. The Trustee's compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer, and each Guarantor, jointly and severally, will reimburse the Trustee promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee's agents and counsel. In the event of the occurrence of an Event of Default or potential Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee under this Senior Notes Indenture, the Issuer or, failing whom, the Guarantors shall pay to the Trustee such additional remuneration as shall be agreed between them.

(b)The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee and its officers, directors, employees and the Agents against any and all losses, liabilities, damages, claims, taxes, costs or expenses (including attorneys' fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Senior Notes Indenture, including the costs and expenses of enforcing this Senior Notes Indenture against the Issuer and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to the Trustee's gross negligence, willful misconduct or fraud. The Trustee shall notify the Issuer promptly of any third-party claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim, with counsel satisfactory to the Trustee, and the Trustee shall provide reasonable cooperation at the Issuer's expense in the defense; provided that if the defendants in any such claim include both the Issuer and the Trustee and the Trustee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer, or the Trustee has concluded that there may be any other actual or potential conflicting interests between the Issuer and the Trustee, the Trustee shall have the right to select separate counsel and the Issuer shall be required to pay the fees and expenses of such separate counsel. Any settlement which affects the Trustee may not be entered into without the written consent of the Trustee, unless the Trustee is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Trustee. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)The obligations of the Issuer and the Guarantors under this Section 7.06 will survive the resignation or removal of any Trustee, the satisfaction and discharge of this Senior Notes Indenture and the termination of this Senior Notes Indenture.

(d)To secure the Issuer's and the Guarantors' payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Senior Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Senior Notes Indenture.

(e)When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(viii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)The indemnity contained in this Section 7.06 shall survive the discharge or termination of this Senior Notes Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement.

Section 7.07.Replacement of Trustee. (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.07.

(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Senior Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 60 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(i)the Trustee fails to comply with Section 7.09 hereof;

(ii)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)a custodian or public officer takes charge of the Trustee or its property; or

(iv)the Trustee becomes incapable of acting.

(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Senior Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be reasonably satisfactory to the Issuer.

(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Senior Notes Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. The retiring Trustee shall have no responsibility or liability for the action or inaction of the successor Trustee. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer's obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08.Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09.Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities.

Section 7.10.Agents. (a) Resignation of Agents. Any Agent may resign and be discharged from its duties under this Senior Notes Indenture at any time by giving thirty (30) days' prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days' prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee, may appoint a successor agent on the Issuer's behalf or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels' fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent's fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Senior Notes Indenture, but shall continue to enjoy the benefit of Section 7.06 hereof.

(b)The Agents shall act solely as agents of the Issuer and need have not concern for the interests of, or be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust to, the Holders or any person other than the Issuer, except as expressly stated elsewhere in this Senior Notes Indenture.

Section 7.11.FATCA. (a) Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each Party shall, within ten business days of a written request by another Party, supply to that other Party such forms, documentation and other information relating to it, its operations, or the Senior Notes as that other Party reasonably requests for the purposes of that other Party's compliance with Applicable Law and shall notify the relevant other Party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such Party is (or becomes) inaccurate in any material respect; provided, however, that no Party shall be required to provide any forms, documentation or other information pursuant to this (a) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such Party and cannot be obtained by such Party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such Party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this (a), "Applicable Law" shall be deemed to include (i) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any Party that is customarily entered into by institutions of a similar nature.

(b)Notice of Possible Withholding Under FATCA. The Issuer shall notify each Agent in the event that it determines that any payment to be made by an Agent under the Senior Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer's obligation under this (b) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Senior Notes, or both.

(c)Agent Right to Withhold. Notwithstanding any other provision of this Senior Notes Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Senior Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this (c). If such a withholding or deduction is so required, the Agent will not pay an additional amount in respect of that withholding or deduction.

(d)Issuer Right to Redirect. In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Senior Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Senior Notes Indenture. The Issuer will promptly notify the Agents and the Trustee of any such redirection or reorganization. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 7.11(d).

(e)Instruction. The Trustee and each Agent is entitled to do nothing, without liability, if conflicting, unclear or equivocal instructions are received or in order to comply with any Applicable Law.

(f)For the purposes of Sections 7.11(a) through (e) above, the following definitions apply:

"Applicable Law" means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any Party.

"Authority" means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

"FATCA Withholding" means any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the Code, or any Taxes otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, any intergovernmental agreements implementing the foregoing or any treaty, regulation or law implementing such intergovernmental agreement.

"Party" means each party to this Senior Notes Indenture.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer's Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding

Senior Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02.Legal Defeasance and Discharge. (a) Upon the Issuer's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Senior Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes (including the Note Guarantees), which will thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Senior Notes Indenture referred to in Sections 8.05(a)(i) and (ii) below, and to have satisfied all their other obligations under such Senior Notes, the Note Guarantees and this Senior Notes Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(i)the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, or interest (including Additional Amounts) or premium, if any, on, such Senior Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(ii)the Issuer's obligations with respect to the Senior Notes under Article 2 and Section 4.02 hereof;

(iii)the rights, powers, trusts, duties and immunities of the Trustee and the Issuer's and the Guarantors' obligations in connection therewith; and

(iv)this Article 8.

(b)Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.Covenant Defeasance. Upon the Issuer's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.20 and 4.21 hereof and Section 5.01(a)(iv) hereof with respect to the outstanding Senior Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, "Covenant Defeasance"), and the Senior Notes will thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Senior Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Senior Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Senior Notes Indenture and such Senior Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(iii), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi), 6.01(a)(vii) and 6.01(a)(viii) and (other than with respect to the Issuer) 6.01(a)(ix) hereof will not constitute Events of Default.

Section 8.04.Conditions to Legal or Covenant Defeasance. (a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(i)the Issuer must irrevocably deposit with the Trustee (or such entity designated by the Trustee for this purpose), in trust for the benefit of the Holders, cash in US dollars, non-callable US dollar-denominated Government Securities or a combination of cash in US dollars and non-callable US dollar-denominated Government Securities in amounts as will be sufficient, to pay the principal of, or interest (including Additional Amounts and premium, if any) on the outstanding Senior Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Senior Notes are being defeased to such stated date for payment or to a particular redemption date;

(ii)in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee of United States counsel confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling that the Issuer can rely upon or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an opinion reasonably acceptable to the Trustee of United States counsel confirming that the beneficial owners of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)the Issuer must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer or the Guarantors with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, the Guarantors or others; and

(v)the Issuer must deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b)In connection with either a Legal Defeasance or a Covenant Defeasance, Section 7.06 hereof shall survive.

Section 8.05.Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. (a) Subject to Section 8.06 hereof, all money and non-callable U.S. dollar-denominated Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Senior Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Senior Notes and this Senior Notes Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Senior Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law and funds held by the Trustee will not be subject to the United Kingdom FCA Client Money Rules.

(b)The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash, the non-callable U.S. dollar-denominated Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Senior Notes.

(c)Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money, non-callable U.S. dollar-denominated Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.Repayment to Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Senior Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Senior Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer give notice to the Holders in accordance with Section 12.01 hereof that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07.Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. dollar-denominated Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer's and the Guarantors' obligations under this Senior Notes Indenture and the Senior Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Amounts, if any, on, any Senior Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Senior Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.Without Consent of Holders of Senior Notes. (a) Notwithstanding Section 9.02 hereof, without the consent of any Holder of Senior Notes, the Issuer, the Guarantors and the Trustee may amend or supplement this Senior Notes Indenture, the Senior Notes, and the Note Guarantees:

(i)to cure any ambiguity, defect or inconsistency;

(ii)to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

(iii)to provide for the assumption of the Issuer's or a Guarantor's obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable, or in the case of any Substitution;

(iv)to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Senior Notes Indenture of any such Holder in any material respect;

(v)to conform the text of this Senior Notes Indenture, the Note Guarantees, or the Senior Notes to any provision of the "Description of the Notes" section of the Offering Memorandum to the extent that such provision in such "Description of the Notes" section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Senior Notes Indenture, the Note Guarantees and the Senior Notes;

(vi)to release any Note Guarantee in accordance with the terms of this Senior Notes Indenture;

(vii)to provide for the issuance of Additional Senior Notes in accordance with the limitations set forth in this Senior Notes Indenture as of the Issue Date;

(viii)to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Senior Notes;

(ix)to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code); or

(x)to evidence and provide the acceptance of the appointment of a successor Trustee under this Senior Notes Indenture.

(b)In formulating its opinion on such matters, the Trustee shall be entitled to rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer's Certificate.

(c)For the avoidance of doubt, (i) no amendment to or deletion of, or actions taken in compliance with, the covenants contained in this Senior Notes Indenture shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest, on the Senior Notes; and (ii) it is understood and agreed that any amendment or waiver with respect to any matter described in Sections 9.02(e)(i) through (vi) and 9.02(e)(viii) that by its terms applies to only the 2026 Senior Notes or the 2028 Senior Notes shall require the consent of Holders holding not less than 90% of the then-outstanding principal amount of the 2026 Senior Notes or the 2028 Senior Notes, as applicable, in order for it to be binding on all Holders of the 2026 Senior Notes or the 2028 Senior Notes, as applicable.

(d)It is not necessary for the consent of the Holders of Senior Notes under Section 9.02 hereof to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(e)Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Senior Notes Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Senior Notes Indenture or otherwise.

Section 9.02.With Consent of Holders of Senior Notes. (a) Except as provided below in this Section 9.02, this Senior Notes Indenture (including, without limitation, Section 3.10, Section 4.10 and Section 4.13 hereof), the Senior Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including, without limitation, Additional Senior Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Senior Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Senior Notes Indenture, the Senior Notes and the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes (including, without limitation, Additional Senior Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes); provided that, if any amendment, supplement, waiver or other modification will only affect one series of the Senior Notes, only the consent of a majority in principal amount of the then outstanding Senior Notes of such series shall be required. Section 2.08 hereof shall determine which Senior Notes are considered to be "outstanding" for purposes of this Section 9.02.

(b)Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Senior Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee's own rights, duties, liabilities or immunities under this Senior Notes Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Senior Notes Indenture. Any amended or supplemental indenture which amends Article 10 (Note Guarantees) or otherwise affects or alters any Guarantee given by such Guarantor in any manner shall be joined by such Guarantor.

(c)It is not necessary for the consent of the Holders of Senior Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d)After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Senior Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Senior Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Senior Notes Indenture, the Senior Notes and the Note Guarantees.

(e)Unless consented to by the Holders of at least 90% of the aggregate principal amount of then outstanding Senior Notes (or if any amendment, supplement, waiver or other modification will only amend, supplement, waive or modify one series of the Senior Notes, only with the consent of Holders holding not less than 90% of the then outstanding aggregate principal amount of Senior Notes of such series) (including, without limitation, Additional Senior Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), without the consent of each Holder affected, an amendment, supplement or waiver or other modification under this Section 9.02 may not (with respect to any Senior Notes held by a non-consenting Holder):

(i)reduce the percentage of principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (except as provided above with respect to Section 4.10 or Section 4.13 hereof);

(iii)reduce the rate of or change the time for payment of interest, including default interest, on any Senior Note;

(iv)impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest or Additional Amounts (if any) on such Holder's Notes or the associated Note Guarantee on or after the due dates therefore;

(v)waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Senior Notes (except pursuant to a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the Payment Default that resulted from such acceleration);

(vi)make any Senior Note payable in money other than that stated in Senior Notes;

(vii)make any change in the provisions of this Senior Notes Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Senior Notes;

(viii)waive a redemption payment with respect to any Senior Note (other than a payment required by Section 4.10 or Section 4.13 hereof);

(ix)release any Guarantor from any of its obligations under its Note Guarantee or this Senior Notes Indenture, except in accordance with the terms of this Senior Notes Indenture; or

(x)make any change in the preceding amendment and waiver provisions.

(f)Any amendment, supplement, waiver or other modification consented to by at least 90% of the aggregate principal amount of the then outstanding Senior Notes (or if any amendment, supplement, waiver or other modification will only amend, supplement, waive or modify one series of the Senior Notes, only with the consent of Holders holding not less than 90% of the then outstanding aggregate principal amount of Senior Notes of such series) will be binding against any non-consenting Holders.

Section 9.03.Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Senior Note is a continuing consent by the Holder of a Senior Note and every subsequent Holder of a Senior Note or portion of a Senior Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Senior Note. However, any such Holder of a Senior Note or subsequent Holder of a Senior Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04.Notation on or Exchange of Senior Notes. (a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Senior Note thereafter authenticated. The Issuer in exchange for all Senior Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate or cause the Authenticating Agent to authenticate the new Notes that reflect the amendment, supplement or waiver.

(b)Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.Trustee to Sign Amendments, etc. The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Senior Notes Indenture and that such supplemental indenture constitutes the legal, valid and binding obligation of the Issuer and the Guarantors (as applicable), subject to customary exceptions.

ARTICLE 10

NOTE GUARANTEES

Section 10.01.Guarantee. (a) Subject to this Article 10, each of the Issuer and the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Senior Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Senior Notes Indenture, the Senior Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)in case of any extension of time of payment or renewal of any Senior Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Senior Notes or this Senior Notes Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Senior Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Senior Notes and this Senior Notes Indenture.

(c)If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand,

(i)the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby; and

(ii)in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e)The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Senior Notes or this Senior Notes Indenture, and agree to be bound by any and all amendments or supplemental indenture to the Senior Notes Indenture without the need to execute such amendment or supplemental indenture unless such amendment or supplemental indenture amends Article 10 (Note Guarantees) or otherwise affects or alters the Guarantee given by the additional Guarantors in any manner. The Issuer shall deliver copies of all amendments or supplemental indentures to all Guarantors not signatory thereto.

Section 10.02.Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Senior Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar national, federal, local or state law or voidable preference, financial assistance or improper corporate benefit, or violate the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting either a fraudulent transfer or conveyance or voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation.

Section 10.03.[Reserved]

Section 10.04.[Reserved]

Section 10.05.Releases. (a) The Note Guarantee of a Guarantor will be automatically released and discharged without any further action by the Issuer, the relevant Guarantor or the Trustee and such Guarantor's obligations under the Note Guarantee and this Senior Notes Indenture will automatically terminate and be of no further force and effect:

(i)with respect to a Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, provided, that the sale or other disposition does not violate Section 4.10 hereof;

(ii)with respect to a Guarantor, in connection with any sale or other disposition of Capital Stock of that Guarantor (or Capital Stock of any Parent Holdco of such Guarantor (other than the Issuer or any Parent Holdco of the Issuer)) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, provided, that the sale or other disposition does not violate Section 4.10 hereof and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(iii)if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.16 hereof;

(iv)upon a Legal Defeasance or Covenant Defeasance as provided for in Article 8 hereof or satisfaction and discharge of this Senior Notes Indenture as provided for in Article 11 hereof ;

(v)upon the full and final payment of the Senior Notes and performance of all Obligations of the Issuer and the Guarantors under this Senior Notes Indenture and the Senior Notes;

(vi)as described under Section 9.02 hereof;

(vii)with respect to an additional Note Guarantee given under Section 4.14 hereof, upon release of the guarantee that gave rise to the requirement to issue such additional guarantee so long as no Default or Event of Default would arise as a result thereof and no other Indebtedness that would give rise to an obligation to give an additional Note Guarantee is at that time guaranteed by the relevant Guarantor;

(viii)as a result of a transaction permitted or not prohibited by Section 5.01 hereof; or

(ix)as part of a Permitted Reorganization.

(b)Upon any occurrence giving rise to a release of a Note Guarantee, as specified above, the Trustee, subject to receipt of an Officer's Certificate and an Opinion of Counsel from the Issuer and/or Guarantor will, upon the request of the Issuer, execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Note Guarantee, subject to customary protections and indemnifications. Neither the Issuer, the Trustee nor any Guarantor will be required to make a notation on the Senior Notes to reflect any such release, discharge or termination. Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders or any other action or consent on the part of the Trustee.

(c)Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes and for the other obligations of any Guarantor under this Senior Notes Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01.Satisfaction and Discharge. (a) This Senior Notes Indenture will be discharged and will cease to be of further effect as to all Senior Notes of the applicable series issued hereunder, when:

(i)either:

(A)all Senior Notes of the applicable series that have been authenticated and delivered, except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from such trust as provided for in this Senior Notes Indenture, have been delivered to the Trustee for cancellation; or

(B)all Senior Notes of the applicable series that have not been delivered to the Principal Paying Agent for cancellation have become due and payable by reason of the publication of a notice of redemption by the Principal Paying Agent in the name, and at the expense, of the Issuer or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. dollar-denominated Government Securities or a combination of cash in U.S. dollars and non-callable U.S. dollar-denominated Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes of the applicable series not delivered to the Principal Paying Agent for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(ii)the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer and the Guarantors under this Senior Notes Indenture; and

(iii)the Issuer has delivered irrevocable instructions to the Trustee under this Senior Notes Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer's Certificate and an opinion of independent counsel to the Trustee stating that all conditions precedent in this Senior Notes Indenture relating to satisfaction and discharge of this Senior Notes Indenture have been satisfied such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Senior Notes Indenture; provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the Sections 11.01(a)(i) through 11.01(a)(iii) hereof).

(b)Notwithstanding the satisfaction and discharge of this Senior Notes Indenture, if money has been deposited with the Trustee pursuant to Section 11.01(a)(i)(B) hereof, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Senior Notes Indenture.

(c)If requested in writing by the Issuer to the Trustee and Paying Agent (which request may be included in the applicable notice of redemption or pursuant to the above referenced Officer’s Certificate) no later than five Business Days prior to such distribution (or such shorter period as the Trustee and the Paying Agent may agree), the Trustee or Paying Agent (or such other entity directed, designated or appointed (as agent) by the Trustee, for this purpose) shall distribute any amounts deposited in trust to Holders of the Senior Notes prior to maturity or the redemption date, as the case may be, provided that the Trustee or Paying Agent shall not be required to incur any losses, fees, costs or penalties in relation to such early distribution. For the avoidance of doubt, the distribution and payment to the Holders prior to the maturity or redemption date as set forth above shall not include any negative interest, present value adjustment, break cost or any additional premium on such amounts. To the extent the Senior Notes are represented by a Global Note deposited with a depositary for the clearing system, any payment to the beneficial holders holding interests as a participant of such clearing system shall be subject to the then applicable procedures of the clearing system. The Trustee and the Paying Agent shall not be liable to any Holder by virtue of the Issuer instructing the Trustee or the Paying Agent to make an early distribution of funds as described in this Section 11.01(c).

Section 11.02.Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Senior Notes and this Senior Notes Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law and funds held by the Trustee will not be subject to the United Kingdom FCA Client Money Rules.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer's and any Guarantor's obligations under this Senior Notes Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Senior Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01.Notices. (a) Any notice or communication by the Issuer, any Guarantor, the Trustee or any Agent  to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others' address:

If to the Issuer and/or any Guarantor:

IHS Holding Limited

1 Cathedral Piazza

123 Victoria Street

London SW1E 5BP

United Kingdom

Attention: Group Legal

If to the Trustee:

Lucid Trustee Services Limited

6th Floor, No 1 Building

1-5 London Wall Buildings

London Wall

London EC2M 5PG

United Kingdom

Attention: The Trustee Directors, Agency & Trust

If to the Paying Agent, Registrar or Transfer Agent:

Citigroup Centre,

Canada Square,

Canary Wharf,

London E14 5LB,

United Kingdom

Attention: Citi Agency & Trust

(b)The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c)All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)All notices to the Holders (while any Senior Notes are represented by one or more Global Notes) shall be delivered to DTC, Euroclear and Clearstream, as applicable for communication to entitled account Holders. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to Holders by first-class mail at their respective addresses as they appear on the records of the Registrar, unless stated otherwise in the register kept by, and at the registered office of the Issuer.

(e)Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to DTC, Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first class mail, postage paid, will be deemed given five calendar days after mailing whether or not the addressee receives it.

(f)If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(g)If the Issuer or any Guarantor mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

All notices will be given in the English language.

Section 12.02.Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Senior Notes Indenture, the Issuer shall furnish to the Trustee:

(i)an Officer's Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Senior Notes Indenture relating to the proposed action have been satisfied; and

(ii)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03.Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Senior Notes Indenture shall include:

(i)a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04.Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05.No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Senior Notes, this Senior Notes Indenture, and the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under applicable securities laws.

Section 12.06.Agent for Service; Submission to Jurisdiction; Waiver of Immunities. Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Senior Notes Indenture, the Senior Notes and the Note Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors hereby appoints Corporation Service Company, 19 West 44th Street, Suite 200, New York, New York 10036, United States of America as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon this Senior Notes Indenture, the Senior Notes, the purchase agreement dated November 18, 2021 with respect to the Initial Senior Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the "Authorized Agent"). The Issuer and each of the Guarantors expressly consents to the exclusive jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 12.07.Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SENIOR NOTES INDENTURE, THE SENIOR NOTES AND THE NOTE GUARANTEES.

Section 12.08.No Adverse Interpretation of Other Agreements. This Senior Notes Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, any Guarantor or any of their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Senior Notes Indenture.

Section 12.09.Successors. All agreements of the Issuer in this Senior Notes Indenture and the Senior Notes will bind its successors. All agreements of the Trustee in this Senior Notes Indenture will bind its successors. All agreements of each Guarantor in this Senior Notes Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.10.Severability. In case any provision in this Senior Notes Indenture or in the Senior Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.11.Counterpart Originals. The parties may sign any number of copies of this Senior Notes Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 12.12.Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Senior Notes Indenture have been inserted for convenience of reference only, are not to be considered a part of this Senior Notes Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.13.Judgment Currency. Any payment on account of an amount that is payable in US dollars which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the "Judgment Currency"), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantor's obligation under this Senior Notes Indenture and the Senior Notes or Note Guarantee, as the case may be, only to the extent of the amount of US dollars that such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of US dollars that could be so purchased is less than the amount of US dollars that is originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Senior Notes Indenture or the Senior Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 12.14.Prescription. Claims against the Issuer or any Guarantor for the payment of principal or Additional Amounts, if any, on the Senior Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Senior Notes will be prescribed six years after the applicable due date for payment of interest.

Section 12.15.Additional Information. Upon written request by any Holder or holder of a Book-Entry Interest to the Issuer at the address set out in Section 12.01 hereof, the Issuer will mail or cause to be mailed, by first class mail, to such Holder or holder (at the expense of the Issuer) a copy of this Senior Notes Indenture, and the form of Senior Note.

(Signatures on following pages)

IN WITNESS HEREOF, the parties have caused this Senior Notes Indenture to be duly executed as of the date first written above.

IHS Holding Limited

By
Title:

(Signature Page to Senior Notes Indenture)

IHS Netherlands Holdco B.V.

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

IHS Netherlands NG1 B.V.

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

IHS Netherlands NG2 B.V.

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

IHS Nigeria Limited

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

IHS Towers NG Limited

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

Nigeria Tower Interco B.V.

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

INT Towers Limited

By
Title:

By
Title:

(Signature Page to Senior Notes Indenture)

LUCID TRUSTEE SERVICES LIMITED, as Trustee

By
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Principal Paying Agent and Transfer Agent

By
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Registrar

By
Name:
Title:

(Signature Page to Senior Notes Indenture)

EXHIBIT A

FORM OF GLOBAL NOTES

[Face of Note]

ISIN: [US44963HAA32] 1[US44963HAB15]2[ XS2413632360] 3[XS2413632527]4

CUSIP: [44963H AA3] 5[44963H AB1]6

COMMON CODE: [241363236] 7[241363252]8

[5.625% Senior Notes due 2026]9[6.250% Senior Notes due 2028]10

No. __________	$_________________

IHS HOLDING LIMITED

promises to pay to                             or registered assigns,

the principal sum of                                                                      U.S. DOLLARS or such greater or lesser amount as indicated in the schedule of Exchanges of Interests in the Global Note on November 29, [2026]11[2028.]12

Interest Payment Dates: Semi-annually on November 29 and May 29 of each year, commencing May 29, 2022

Record Dates: One business day prior to the interest payment date while in global form and 15 calendar days prior to the interest payment date while in definitive form.

[1]	Include for Rule 144A 2026 Senior Notes
[2]	Include for Rule 144A 2028 Senior Notes
[3]	Include for Regulation S 2026 Senior Notes
[4]	Include for Regulation S 2028 Senior Notes
[5]	Include for Rule 144A 2026 Senior Notes
[6]	Include for Rule 144A 2028 Senior Notes
[7]	Include for Regulation S 2026 Senior Notes
[8]	Include for Regulation S 2028 Senior Notes
[9]	Include for 2026 Senior Notes
[10]	Include for 2028 Senior Notes
[11]	Include for 2026 Senior Notes
[12]	Include for 2028 Senior Notes

Exh A- 1

IN WITNESS WHEREOF, the Issuer has caused this Senior Note to be signed manually or by facsimile by the duly authorized officer referred to below.

IHS HOLDING LIMITED

By
Name:
Title:

Exh A- 2

This is one of the Senior Notes referred to

in the within-mentioned Senior Notes Indenture:

LUCID TRUSTEE SERVICES LIMITED
not in its personal capacity but in its capacity as
Trustee,

By:
Authorized Signatory

Exh A- 3

[Back of Note]

[5.625% Senior Notes due 2026]13 [6.250% Senior Notes due 2028]14

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Senior Notes Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Senior Notes Indenture]

Capitalized terms used herein have the meanings assigned to them in the Senior Notes Indenture referred to below unless otherwise indicated.

(1)[INTEREST. IHS Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands, registered with the Cayman Islands General Registry under number WC-382000 (the "Issuer"), promises to pay or cause to be paid interest on the principal amount of this 2026 Senior Note at 5.625% per annum from November 29, 2021 until maturity. The Issuer will pay interest semi-annually in arrear on May 29 and November 29 of each year, or if any such day is not a Business Day, on the next succeeding Business Day of each year (each, an "Interest Payment Date"). Interest on the 2026 Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this 2026 Senior Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be May 29, 2022. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the 2026 Senior Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest and Additional Amounts, if any (without regard to any applicable grace periods), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.]15

[INTEREST.  IHS Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands, registered with the Cayman Islands General Registry under number WC-382000 (the "Issuer"), promises to pay or cause to be paid interest on the principal amount of this 2028 Senior Note at 6.250% per annum from November 29, 2021 until maturity. The Issuer will pay interest semi-annually in arrear on May 29 and November 29 of each year, or if any such day is not a Business Day, on the next succeeding Business Day of each year (each, an "Interest Payment Date"). Interest on the 2028 Senior Notes will accrue from the most

[13]	Include for 2026 Senior Notes
[14]	Include for 2028 Senior Notes
[15]	Include for 2026 Senior Notes

Exh A- 4

recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this 2028 Senior Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be May 29, 2022. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the 2028 Senior Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest and Additional Amounts, if any (without regard to any applicable grace periods), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.]16

(2)METHOD OF PAYMENT. The Issuer will pay interest on the [2026]17[2028]18 Senior Notes (except defaulted interest) to the Persons who are registered Holders of [2026]19[2028]20 Senior Notes at the close of business on the Business Day preceding the next Interest Payment Date, even if such [2026]21[2028]22 Senior Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Senior Notes Indenture with respect to defaulted interest. The [2026]23[2028]24 Senior Notes will be payable as to principal, premium, if any, interest and Additional Amounts, if any, through the Paying Agent as provided in the Senior Notes Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be made in U.S. dollars.

(3)PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, Citibank N.A., London Branch will act as Principal Paying Agent and Transfer Agent. Citibank N.A., London Branch will act as Registrar. The Issuer may change the Paying Agent, the Registrar or the Transfer Agent without prior written notice to the holders. For so long as the [2026]25[2028]26 Senior Notes are listed on the Official List of the Exchange and the rules of The International Stock Exchange

[16]	Include for 2028 Senior Notes
[17]	Include for 2026 Senior Notes
[18]	Include for 2028 Senior Notes
[19]	Include for 2026 Senior Notes
[20]	Include for 2028 Senior Notes
[21]	Include for 2026 Senior Notes
[22]	Include for 2028 Senior Notes
[23]	Include for 2026 Senior Notes
[24]	Include for 2028 Senior Notes
[25]	Include for 2026 Senior Notes
[26]	Include for 2028 Senior Notes

Exh A- 5

Authority Limited so require, the Issuer will notify The International Stock Exchange Authority Limited of any change of the Paying Agent, Registrar or Transfer Agent.

(4)SENIOR NOTES INDENTURE. The Issuer issued the [2026]27[2028]28 Senior Notes under a Senior Notes Indenture dated as of [November 29], 2021 (the "Senior Notes Indenture") between the Issuer, the Guarantors, Lucid Trustee Services Limited as Trustee, Citibank N.A., London Branch as Principal Paying Agent and Transfer Agent and Citibank N.A., London Branch as Registrar. The [2026]29[2028]30 Senior Notes are subject to all such terms, and Holders are referred to the Senior Notes Indenture for a statement of such terms. To the extent any provision of this [2026]31[2028]32 Senior Note conflicts with the express provisions of the Senior Notes Indenture, the provisions of the Senior Notes Indenture shall govern and be controlling.

(5)OPTIONAL REDEMPTION.

(a)At any time prior to November 29, [2023]33[2024]34, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the [2026]35[2028]36 Senior Notes issued under the Senior Notes Indenture, upon not less than 10 nor more than 60 days' prior written notice to the Holders, at a redemption price equal to [105.625%,]37[106.250%]38 of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders of the [2026]39[2028]40 Senior Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of any Equity Offering of the Issuer or any Parent Holdco of the Issuer to the extent the proceeds from such Equity Offering are contributed to the Issuer's common equity capital or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer or as Subordinated Shareholder Debt (in each case, excluding proceeds from any Parent Debt Contribution); provided that:

[27]	Include for 2026 Senior Notes
[28]	Include for 2028 Senior Notes
[29]	Include for 2026 Senior Notes
[30]	Include for 2028 Senior Notes
[31]	Include for 2026 Senior Notes
[32]	Include for 2028 Senior Notes
[33]	Include for 2026 Senior Notes
[34]	Include for 2028 Senior Notes
[35]	Include for 2026 Senior Notes
[36]	Include for 2028 Senior Notes
[37]	Include for 2026 Senior Notes
[38]	Include for 2028 Senior Notes
[39]	Include for 2026 Senior Notes
[40]	Include for 2028 Senior Notes

Exh A- 6

(1)

at least 50% of the aggregate principal amount of the [2026][41][2028][42] Senior Notes being redeemed originally issued under the Senior Notes Indenture (excluding [2026][43][2028][44] Senior Notes held by the Issuer and its Subsidiaries and their respective Affiliates) remain outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)At any time prior to November 29, [2023]45[2024]46, the Issuer may on any one or more occasions redeem all or a part of the [2026]47[2028]48 Senior Notes upon not less than 10 nor more than 60 days' prior written notice to the Holders, at a redemption price equal to 100.000% of the principal amount of the [2026]49[2028]50 Senior Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of Holders of the [2026]51[2028]52 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c)Except pursuant to the preceding clause (5)(a) and (5)(b) and except pursuant to clause (6) and clause (8), the [2026]53[2028]54 Senior Notes will not be redeemable at the Issuer's option prior to November 29, [2023]55[2024]56.

[41]	Include for 2026 Senior Notes
[42]	Include for 2028 Senior Notes
[43]	Include for 2026 Senior Notes
[44]	Include for 2028 Senior Notes
[45]	Include for 2026 Senior Notes
[46]	Include for 2028 Senior Notes
[47]	Include for 2026 Senior Notes
[48]	Include for 2028 Senior Notes
[49]	Include for 2026 Senior Notes
[50]	Include for 2028 Senior Notes
[51]	Include for 2026 Senior Notes
[52]	Include for 2028 Senior Notes
[53]	Include for 2026 Senior Notes
[54]	Include for 2028 Senior Notes
[55]	Include for 2026 Senior Notes
[56]	Include for 2028 Senior Notes

Exh A- 7

(d)On or after November 29, [2023]57[2024]58, the Issuer may on any one or more occasions redeem all or a part of the [2026]59[2028]60 Senior Notes upon not less than 10 nor more than 60 days' prior written notice to the Holders, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, on the [2026]61[2028]62 Senior Notes redeemed, to the applicable date of redemption, if redeemed on or after the dates indicated below, subject to the rights of Holders of the [2026]63[2028]64 Senior Notes on the relevant record date to receive interest on the relevant interest payment date:

[2026 Senior Notes

Date	Redemption Price
November 29, 2023	102.81250%
November 29, 2024	101.40625%
November 29, 2025 and thereafter	100.000%

] 65

[2028 Senior Notes

Date	Redemption Price
November 29, 2024	103.1250%
November 29, 2025	101.5625%
November 29, 2026 and thereafter	100.000%

] 66

(e)Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the [2026]67[2028]68 Senior Notes or portions thereof called for redemption on the applicable redemption date.

[57]	Include for 2026 Senior Notes
[58]	Include for 2028 Senior Notes
[59]	Include for 2026 Senior Notes
[60]	Include for 2028 Senior Notes
[61]	Include for 2026 Senior Notes
[62]	Include for 2028 Senior Notes
[63]	Include for 2026 Senior Notes
[64]	Include for 2028 Senior Notes
[65]	Include for 2026 Senior Notes
[66]	Include for 2028 Senior Notes
[67]	Include for 2026 Senior Notes
[68]	Include for 2028 Senior Notes

Exh A- 8

(f)Any redemption pursuant to Section 3.07 of the Senior Notes Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Senior Notes Indenture.

(6)REDEMPTION FOR CHANGES IN TAXES.

The Issuer may redeem the Senior Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days' prior written notice of the redemption (which date shall be no earlier than 60 days prior to the next date on which any amount would be payable in respect of the Notes) to the Holders (with a copy to the Trustee and the Paying Agent) (which notice will be irrevocable and given in accordance with the procedures described in Section 3.03 and Section 12.01 hereof), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to (but excluding) the date fixed by the Issuer for redemption (a "Tax Redemption Date") and all Additional Amounts (if any) due on the Tax Redemption Date as a result of the redemption or otherwise in accordance with Section 4.18 of the Senior Notes Indenture, (and subject to the right of Holders on the Tax Redemption Date to receive accrued and unpaid interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof and (in respect of the payment of any Additional Amounts) insofar only as the obligation to pay Additional Amounts applies also at the time such notice is given), if on the next date on which any amount would be payable in respect of the Senior Notes, the Issuer or a Guarantor is or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(1)any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which amendment or change becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction with respect to the Issuer or such Guarantor, as applicable, on a date after the Issue Date, such later date); or

(2)any amendment to, or change in, an official position, or the introduction of an official position, regarding the interpretation, administration or application of such laws, regulations or rulings (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or a change in published tax authority practice or other administrative practice) which amendment, change or introduction becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction with respect to the Issuer or such Guarantor, as applicable, after the Issue Date, such later date)

(each of the foregoing clauses (i) and (ii), a "Change in Tax Law").

Prior to the publication or, where relevant, mailing of any notice of redemption of the Senior Notes pursuant to this Senior Notes Indenture, the Issuer will deliver to the Trustee (i) an Officer's Certificate stating that obligation to pay such Additional Amounts cannot be avoided by the Issuer (or the relevant Guarantor, as applicable) taking reasonable measures available to it; and (ii) a written opinion of independent tax counsel to the Issuer of recognized standing in the relevant Tax Jurisdiction and reasonably satisfactory to the Trustee (such approval not to be unreasonably withheld) to the effect that the Issuer (or the relevant Guarantor, as applicable) has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

Exh A- 9

The Trustee will accept and shall be entitled to rely on such Officer's Certificate and Opinion of Counsel without further inquiry, investigation, independent verification or liability as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

(7)REPURCHASE AT THE OPTION OF HOLDER.

(a)Upon the occurrence of a Change of Control, the Issuer will make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part) of that Holder's Senior Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Notes Indenture. In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Senior Notes repurchased to the date of purchase (the "Change of Control Payment"), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder, with a copy to the Trustee, setting forth the procedures governing the Change of Control Offer as required by the Senior Notes Indenture.

(b)If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sales, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer will make an Asset Sale Offer to all Holders and may, to the extent the Issuer so elects, make an offer to holders of Pari Passu Indebtedness to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 3.10 of the Senior Notes Indenture the maximum principal amount of Senior Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Senior Notes in any Asset Sale Offer will be equal to (i) solely in the case of the Senior Notes, 100% of the principal amount of the applicable series, which shall be repurchased in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part; and (ii) solely in the case of any other Pari Passu Indebtedness, no greater than 100% of the principal amount, plus, in the case of (i) and (ii), accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of the Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Senior Notes Indenture. If the aggregate principal amount of Senior Notes and other Pari Passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer that is an application of Net Proceeds pursuant to Section 4.10(b)(i) of the Senior Notes Indenture exceeds the amount of the Net Proceeds so applied, the Trustee or the Registrar, as applicable, will select the Senior Notes and such other Pari Passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described under Section 3.02 of the Senior Notes Indenture), based on the amounts tendered or required to be prepaid or redeemed in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in

Exh A- 10

whole and not in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Senior Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Senior Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" attached to the Senior Notes.

(8)NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, pursuant to Section 12.01 of the Senior Notes Indenture, a notice of redemption to each Holder whose Senior Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or the satisfaction and discharge pursuant to the Senior Notes Indenture.

(9)DENOMINATIONS, TRANSFER, EXCHANGE. The Global Notes are in registered form without coupons attached in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Senior Notes Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Senior Notes Indenture. The Issuer shall not be required to register the transfer of any Definitive Registered Notes: (A) for a period of 15 days prior to any date fixed for the redemption of such Definitive Registered Notes under Section 3.03 of the Senior Notes Indenture; (B) for a period of 15 days immediately prior to the date fixed for selection of such Definitive Registered Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any Interest Payment Date applicable to such Definitive Registered Notes; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(10)PERSONS DEEMED OWNERS. The registered Holder of a Senior Note may be treated as the owner of it for all purposes.

(11)AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Senior Notes Indenture, the Senior Notes, and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including, without limitation, Additional Senior Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes); provided that, if any amendment, supplement, waiver or other modification will only affect one series of the Senior Notes, only the consent of a majority in principal amount of the then outstanding Senior Notes of such series shall be required, and, subject to Section 6.04 and Section 6.07 of the Senior Notes Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Senior Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Senior Notes Indenture, the Senior Notes, and the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes (including, without limitation, Additional Senior Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer

Exh A- 11

or exchange offer for, Senior Notes); provided that, if any amendment, supplement, waiver or other modification will only affect one series of the Senior Notes, only the consent of a majority in principal amount of the then outstanding Senior Notes of such series shall be required. Without the consent of any Holder of Senior Notes, the Senior Notes Indenture, the Senior Notes, and the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Issuer's or a Guarantor's obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable, or in the case of any Substitution, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Notes Indenture of any such Holder in any material respect, to conform the text of the Senior Notes Indenture, the Note Guarantees or the Senior Notes to any provision of the "Description of the Notes" section of the Offering Memorandum to the extent that such provision in such "Description of the Notes" section of the Offering Memorandum was intended to be a verbatim recitation of a provision of the Senior Notes Indenture, the Note Guarantees and the Senior Notes, to release any Note Guarantee in accordance with the terms of the Senior Notes Indenture, to provide for the issuance of Additional Senior Notes in accordance with the limitations set forth in the Senior Notes Indenture as of the Issue Date, to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Senior Notes, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are deemed issued in registered form for purposes of Section 163(f) of the Code), or to evidence and provide the acceptance of the appointment of a successor Trustee under the Senior Notes Indenture.

(12)DEFAULTS AND REMEDIES. Events of Default include: (1) default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the relevant series of Senior Notes; (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the relevant series of Senior Notes; (3) failure by the Issuer or relevant Guarantor to comply with the provisions of Sections 5.01 or 5.03 of the Senior Notes Indenture; (4) failure by the Issuer or relevant Guarantor for 60 days after written notice (i) to the Issuer by the Trustee or (ii) to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding voting as a single class to comply with any of the agreements in the Senior Notes Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in Sections 6.01(a)(i), 6.01(a)(ii) or 6.01(a)(iii) of the Senior Notes Indenture); (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default: (i) is caused by a Payment Default, or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; (6) failure by the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which

Exh A- 12

judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect; (7) except as permitted by the Senior Notes Indenture (including with respect to any limitations), any Note Guarantee of any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or the Issuer, or any Person acting on behalf of any such Guarantor or Guarantors, denies or disaffirms its obligations under its Note Guarantee; and (8) certain events of bankruptcy or insolvency described in the Senior Notes Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Senior Notes Indenture substantially in the form attached to the Senior Notes Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. The Trustee may assume without inquiry, in the absence of written notice, that the Issuer is duly complying with its obligations contained in the Senior Notes Indenture required to be observed and performed by it, and that no Default or Event of Default or other event that would require repayment of the Senior Notes has occurred.

(13)AUTHENTICATION. This Senior Note will not be valid until authenticated by the manual or facsimile signature of the authorized signatory of the Trustee or an authenticating agent.

(14)ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15)CUSIP, ISIN AND COMMON CODE NUMBERS. The Issuer has caused CUSIP, Common Code and ISIN numbers, as applicable, to be printed on the Senior Notes and the Trustee may use such CUSIP, Common Code and ISIN numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

(16)GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE SENIOR NOTES INDENTURE, THIS SENIOR NOTE AND THE NOTE GUARANTEES.

The Issuer will furnish to any Holder upon written request and a copy of the Senior Notes Indenture and the form of Senior Note. Requests may be made to:

Exh A- 13

IHS HOLDING LIMITED

190 Elgin Avenue

George Town, Grand Cayman

KY1-9008, Cayman Islands

Exh A- 14

ASSIGNMENT FORM

To assign this Senior Note, fill in the form below:

(I) or (we) assign and transfer this Senior Note to:

(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint                                                                                                                         to transfer this Senior Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Senior Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh A- 15

OPTION OF HOLDER TO ELECT PURCHASE*

If you want to elect to have this Senior Note purchased by the Issuer pursuant to Section 4.10 or 4.13 of the Senior Notes Indenture, check the appropriate box below

☐ Section 4.10	☐ Section 4.13

If you want to elect to have only part of the Senior Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Senior Notes Indenture, state the amount you elect to have purchased (in denominations of $200,000 and integral multiples of $1,000 in excess thereof):

$
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Senior Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh A- 16

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Principal Paying Agent, Trustee, Custodian or Common Depositary

*	This schedule should be included only if the Senior Note is issued in global form.

Exh A- 17

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

IHS HOLDING LIMITED

190 Elgin Avenue

George Town, Grand Cayman

KY1-9008, Cayman Islands

Attention: Chief Executive Officer

[Trustee/Registrar address block]

Re:[5.625% Senior Notes due 2026]69 [6.250% Senior Notes due 2028]70 (the "Senior Notes") of IHS Holding Limited

Reference is hereby made to the Senior Notes Indenture, dated as of November 29, 2021 (the "Senior Notes Indenture"), between, among others, IHS Holding Limited, a private limited liability company incorporated under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (the "Issuer"), the Guarantors party thereto, Lucid Trustee Services Limited as Trustee, Citibank, N.A., London Branch as Principal Paying Agent and Transfer Agent, and Citibank, N.A., London Branch as Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Notes Indenture.

________________, (the "Transferor") owns and proposes to transfer the Senior Note[s] or interest in such Senior Note[s] specified in Annex A hereto, in the principal amount of $____ in such Senior Note[s] or interests (the "Transfer"), to ________________ (the "Transferee"), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.☐ Check if Transferee will take delivery of a Book-Entry Interest in a 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A under the U.S. Securities Act in a transaction meeting the requirements of Rule 144A under the U.S. Securities Act and such Transfer is in compliance with any applicable blue sky

[69]	Include for 2026 Senior Notes
[70]	Include for 2028 Senior Notes

Exh B- 1

securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Senior Notes Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant 144A Global Note and/or the Definitive Registered Note and in the Senior Notes Indenture and the U.S. Securities Act.

2.☐ Check if Transferee will take delivery of a Book-Entry Interest in a Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, (ii) such Transferor does not know that the transaction was prearranged with a buyer in the United States, (iii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the U.S. Securities Act, (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act and (v) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Senior Notes Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the relevant Regulation S Global Note and/or the Definitive Registered Note and in the Senior Notes Indenture and the U.S. Securities Act.

3.☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the U.S. Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States.

Exh B- 2

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By
Name:
Title:

Dated:

Exh B- 3

ANNEX A TO CERTIFICATE OF TRANSFER

1.The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)☐ a Book-Entry Interest held through Euroclear Account No. _______ or Clearstream Account No. _______, in the Regulation S Global Note (ISIN _______ or Common Code _______); or

(b)☐ a Book-Entry Interest held through DTC Account No. _______ in the 144A Global Note (ISIN _______ or CUSIP _______); or

(c)☐ a 144A Definitive Registered Note; or

(d)☐ a Regulation S Definitive Registered Note.

2.After the Transfer the Transferee will hold:

[CHECK ONE]

(a)☐ a Book-Entry Interest held through Euroclear Account No. _______ or Clearstream Account No. _______, in the Regulation S Global Note (ISIN _______ or Common Code __________); or

(b)☐ a Book-Entry Interest held through DTC Account No. _______ in the 144A Global Note (ISIN _______ or CUSIP _______); or

(c)☐ a 144A Definitive Registered Note; or

(d)☐ a Regulation S Definitive Registered Note.

Exh B- 4

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

IHS HOLDING LIMITED

190 Elgin Avenue

George Town, Grand Cayman

KY1-9008, Cayman Islands

Attention: Chief Executive Officer

Re:[5.625% Senior Notes due 2026]71 [6.250% Senior Notes due 2028]72 (the "Senior Notes") of IHS Holding Limited

(ISIN _______; [CUSIP / Common Code] _______)

Reference is hereby made to the Senior Notes Indenture, dated as of November 29, 2021 (the "Senior Notes Indenture"), between, among others, IHS Holding Limited, a private limited liability company incorporated under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (the "Issuer"), the Guarantors party thereto, Lucid Trustee Services Limited as Trustee, Citibank, N.A., London Branch as Principal Paying Agent and Transfer Agent, and Citibank, N.A., London Branch as Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Notes Indenture.

__________________, (the "Owner") owns and proposes to exchange the Senior Note[s] or interest in such Senior Note[s] specified herein, in the principal amount of $_______________ in such Senior Note[s] or interests (the "Exchange"). In connection with the Exchange, the Owner hereby certifies that:

1.☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner's Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner's own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and will be subject to restrictions on transfer enumerated in the Senior Notes Indenture and the U.S. Securities Act.

2.☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner's Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner's own account

[71]	Include for 2026 Senior Notes
[72]	Include for 2028 Senior Notes

Exh C- 1

without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Senior Notes Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By
Name:
Title:

Dated:

Exh C- 2

ANNEX A TO CERTIFICATE OF EXCHANGE

1.The Owner owns and proposes to exchange the following:

[CHECK ONE]

(a)☐ a Book-Entry Interest held through Euroclear Account No.____________ or Clearstream Account No. ____________, in the Regulation S Global Note (ISIN ____________ or Common Code ____________); or

(b)☐ a Book-Entry Interest held through DTC Account No. ____________ in the 144A Global Note (ISIN ____________ or CUSIP ____________); or

(c)☐ a 144A Definitive Registered Note; or

(d)☐ a Regulation S Definitive Registered Note.

2.After the Transfer the Transferee will hold:

[CHECK ONE]

(e)☐ a Book-Entry Interest held through Euroclear Account No. ____________ or Clearstream Account No. ____________, in the Regulation S Global Note (ISIN ____________ or Common Code ____________); or

(f)☐ a Book-Entry Interest held through DTC Account No. ____________ in the 144A Global Note (ISIN ____________ or CUSIP ____________); or

(g)☐ a 144A Definitive Registered Note; or

(h)☐ a Regulation S Definitive Registered Note;

Exh C- 3

EXHIBIT D

FORM OF SUPPLEMENTAL SENIOR NOTES INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL SENIOR NOTES INDENTURE (this "Supplemental Senior Notes Indenture"), dated as of _____________, among _____________, a company organized and existing under the laws of _____________ (the "Subsequent Guarantor"), a subsidiary of IHS Holding Limited (or its permitted successor), a private limited liability company incorporated in the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (the "Issuer"), the Guarantors party thereto, Lucid Trustee Services Limited, as Trustee and Citibank, N.A., London Branch as Principal Paying Agent and Transfer Agent.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the "Senior Notes Indenture"), dated as of November 29, 2021, providing for the issuance of 5.625% Senior Notes due 2026 (the "2026 Senior Notes") and the 6.250% Senior Notes due 2028 (the "2028 Senior Notes," and together with the 2026 Senior Notes, the "Senior Notes");

WHEREAS, the Senior Notes Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture and notation of guarantee pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer's Obligations under the Senior Notes and the Senior Notes Indenture on the terms and conditions set forth herein (including but not limited to Article 10 thereof) (the "Note Guarantee"); and

WHEREAS, pursuant to Section 9.01 of the Senior Notes Indenture, the Issuer, the Guarantors, and the Trustee are authorized to execute and deliver this Supplemental Senior Notes Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Senior Notes Indenture.

2.AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Senior Notes Indenture including but not limited to Article 10 thereof.

Exh D- 1

3.EXECUTION AND DELIVERY.

(a)The execution of this Supplemental Senior Notes Indenture shall constitute due delivery of the Note Guarantee set forth in this Supplemental Senior Notes Indenture on behalf of the Subsequent Guarantor.

(b)If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Supplemental Indenture in which the Note Guarantee is contained, the Note Guarantee shall be valid nevertheless

4.NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Senior Notes, the Senior Notes Indenture, the Note Guarantees or this Supplemental Senior Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes.

5.INCORPORATION BY REFERENCE. Section 12.06 of the Senior Notes Indenture is incorporated by reference to this Supplemental Senior Notes Indenture as if more fully set out herein.

6.NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL SENIOR NOTES INDENTURE AND THE SENIOR NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Senior Notes Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Senior Notes Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

Exh D- 2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Senior Notes Indenture to be duly executed and attested, all as of the date first above written.

[SUBSEQUENT GUARANTOR]

By
Name:
Title:

IHS HOLDING LIMITED

By
Name:
Title:

LUCID TRUSTEE SERVICES LIMITED, as Trustee

By
Authorized Signatory

Exh D- 3